EXHIBIT 2








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                         AGREEMENT AND PLAN OF MERGER


                                 By and Among


                      RICHTON INTERNATIONAL CORPORATION,


                               DEERE & COMPANY


                                     and


                            GREEN MERGERSUB, INC.



                           Dated as of May 29, 2001


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                              TABLE OF CONTENTS


                                                                         Page
                                  ARTICLE I

                                 DEFINITIONS

Section 1.1   Certain Defined Terms...........................................2

Section 1.2  Cross-References.................................................5



                                             ARTICLE II

                                             THE MERGER

Section 2.1  The Merger.......................................................8

Section 2.2  Effect on Securities.............................................9

Section 2.3  Share Election..................................................11

Section 2.4  Proration.......................................................13

Section 2.5  Exchange of Certificates........................................14

Section 2.6  Transfer Taxes; Withholding.....................................16

Section 2.7  Stock Options...................................................16

Section 2.8  Warrants........................................................18

Section 2.9  Lost Certificates...............................................18

Section 2.10  Dissenting Shares..............................................19



                                             ARTICLE III

                                      THE SURVIVING CORPORATION

Section 3.1  Certificate of Incorporation....................................19

Section 3.2  By-laws.........................................................19

Section 3.3  Officers and Board of Directors.................................20


                                             ARTICLE IV

                            REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Section 4.1  Organization and Qualification; Subsidiaries....................20

Section 4.2  Certificate of Incorporation and By-Laws........................21

Section 4.3  Capitalization..................................................21

Section 4.4  Authority Relative to Agreement.................................23

Section 4.5  No Conflict; Required Filings and Consents......................23

Section 4.6  Permits; Compliance.............................................24

Section 4.7  Contracts.......................................................25

Section 4.8  Company SEC Reports.............................................26

Section 4.9  Disclosure Documents............................................27

Section 4.10  Absence of Certain Changes or Events...........................27

Section 4.11  Absence of Litigation..........................................28

Section 4.12  Employee Benefit Plans.........................................28

Section 4.13  Labor Matters..................................................30

Section 4.14  Environmental Matters..........................................31

Section 4.15  Intellectual Property..........................................32

Section 4.16  Taxes..........................................................34

Section 4.17  Reorganization.................................................37

Section 4.18  Real Property..................................................37

Section 4.19  Insurance......................................................39

Section 4.20  Customers and Suppliers........................................39

Section 4.21  Transactions with Affiliates...................................39

Section 4.22  Opinion of Financial Advisor...................................39

Section 4.23  Vote Required..................................................40

Section 4.24  Brokers........................................................40

Section 4.25  State Take-over Statutes and Article Eighth....................40

Section 4.26  Rights Agreement...............................................40


                                              ARTICLE V

                                  REPRESENTATIONS AND WARRANTIES OF
                                     PARENT AND ACQUISITION SUB

Section 5.1  Organization and Qualification..................................41

Section 5.2  Certificate of Incorporation and By-Laws........................41

Section 5.3  Capitalization..................................................41

Section 5.4  Authority Relative to Agreement.................................42

Section 5.5  No Conflict; Required Filings and Consents......................42

Section 5.6  Parent SEC Reports..............................................43

Section 5.7  Disclosure Documents............................................44

Section 5.8  Absence of Certain Changes or Events............................44

Section 5.9  Reorganization..................................................45

Section 5.10  Brokers........................................................45

Section 5.11  Interim Operations of Acquisition Sub..........................45


                                             ARTICLE VI

                               CONDUCT OF BUSINESS PENDING THE MERGER

Section 6.1  Conduct of Business by the Company..............................45

Section 6.2  Conduct of Business by Parent...................................48

Section 6.3  Certain Tax Matters.............................................49


                                             ARTICLE VII

                                        ADDITIONAL AGREEMENTS

Section 7.1  No Solicitation.................................................49

Section 7.2  Form S-4; Proxy Materials.......................................52

Section 7.3  Stockholders' Meetings..........................................53

Section 7.4  Appropriate Action; Consents; Filings...........................53

Section 7.5  Access to Information; Confidentiality..........................54

Section 7.6   Directors' and Officers' Indemnification and Insurance.........55

Section 7.7  Notification of Certain Matters.................................55

Section 7.8  Tax Treatment...................................................56

Section 7.9  Stock Exchange Listing..........................................56

Section 7.10  Public Announcements...........................................56

Section 7.11  Affiliates of the Company......................................56

Section 7.12  Employee Matters...............................................56

Section 7.13  Further Assurances.............................................58

Section 7.14  Letters of the Company's Accountants...........................58

Section 7.15  Consulting Agreement...........................................58

Section 7.16  Non-Competition Agreement......................................58



                                            ARTICLE VIII

                                      CONDITIONS TO THE MERGER


Section 8.1  Conditions to the Obligations of Each Party.....................58

Section 8.2  Conditions to the Obligations of Parent and Acquisition Sub.....59

Section 8.3  Conditions to the Obligations of the Company....................60



                                             ARTICLE IX

                                  TERMINATION, AMENDMENT AND WAIVER


Section 9.1  Termination.....................................................61

Section 9.2  Effect of Termination...........................................63

Section 9.3  Amendment.......................................................63

Section 9.4  Waiver..........................................................63

Section 9.5  Expenses........................................................64


                                              ARTICLE X

                                         GENERAL PROVISIONS

Section 10.1  Non-Survival of Representations and Warranties.................65

Section 10.2  Notices........................................................65

Section 10.3  Severability...................................................66

Section 10.4  Entire Agreement...............................................66

Section 10.5  Assignment.....................................................66

Section 10.6  Parties in Interest............................................67

Section 10.7  Specific Performance...........................................67

Section 10.8  Governing Law..................................................67

Section 10.9  Consent to Jurisdiction........................................67

Section 10.10  WAIVER OF JURY TRIAL..........................................68

Section 10.11  Counterparts..................................................68


EXHIBITS

Exhibit A         Form of Voting Agreement
Exhibit B         Form of Company Representation Letter
Exhibit C         Form of Parent Representation Letter
Exhibit D         Form of Agreement with Company Affiliate
Exhibit E         Form of Consulting Agreement
Exhibit F         Form of Non-Competition Agreement





                         AGREEMENT AND PLAN OF MERGER

                  AGREEMENT AND PLAN OF MERGER, dated as of May 29, 2001 (this "Agreement"), by and among RICHTON INTERNATIONAL CORPORATION, a Delaware corporation (the "Company"), DEERE & COMPANY, a Delaware corporation ("Parent"), and GREEN MERGERSUB, INC., a Delaware corporation and a newly-formed, wholly-owned subsidiary of Parent ("Acquisition Sub").

                             W I T N E S S E T H:
                             - - - - - - - - - -

                  WHEREAS, the respective Boards of Directors of the Company, Parent and Acquisition Sub, and Parent, as the sole stockholder of Acquisition Sub, have each determined that an acquisition of the Company by Parent is advisable and in the best interest of their respective stockholders;

                  WHEREAS, in furtherance of the acquisition of the Company by Parent, the respective Boards of Directors of the Company, Parent and Acquisition Sub, and Parent, as the sole stockholder of Acquisition Sub, have each approved and declared advisable this Agreement and the merger of the Company with and into Acquisition Sub (the "Merger"), upon the terms and subject to the conditions set forth herein;

                  WHEREAS, for federal income tax purposes, it is intended that the Merger shall qualify as a reorganization under the provisions of
Section 368(a) of the United States Internal Revenue Code of 1986, as amended (the "Code"); and

                  WHEREAS, as a condition and inducement to Parent to enter into this Agreement and to incur the obligations set forth herein, immediately following the execution and delivery of this Agreement, Parent and the Acquisition Sub are entering into a Voting Agreement, in the form of Exhibit A attached hereto (the "Voting Agreement"), with the stockholders of the Company listed on Schedule I thereto, pursuant to which, among other things, such stockholders are agreeing to vote their shares of Common Stock in favor of this Agreement and the Merger provided for herein in accordance with and subject to the terms of the Voting Agreement.

                  NOW, THEREFORE, in consideration of the foregoing and the premises, representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereto hereby agree as follows:



                                  ARTICLE I

                                 DEFINITIONS

                  Section 1.1 Certain Defined Terms. Definitions shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. All references herein to Articles, Sections and Exhibits shall be deemed to be references to Articles and Sections of, and Exhibits to, this Agreement unless the context shall otherwise require. All Exhibits attached hereto shall be deemed incorporated herein as if set forth in full herein and, unless otherwise defined therein, all terms used in any Exhibit shall have the meaning ascribed to such term in this Agreement. The words "include," "includes" and "including" shall be deemed to be followed by the phrase "without limitation." The words "hereof," "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. Unless otherwise expressly provided herein, any statute referred to herein means such statute as from time to time amended, modified or supplemented. For the purposes of this Agreement, the following terms have the following meanings:

                  "Affiliate" means, when used with respect to any Person, any other Person directly or indirectly through one or more intermediaries controlling, controlled by, or under common control with such Person. As used in the definition of "Affiliate," the term "control" means possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

                  "Beneficial Owner" with respect to any shares means a Person who shall be deemed to be the beneficial owner of such shares (i) which such Person or any of its Affiliates or associates (as such term is defined in Rule 12b-2 promulgated under the Exchange Act) beneficially owns, directly or indirectly, (ii) which such Person or any of its Affiliates or associates has, directly or indirectly, (A) the right to acquire (whether such right is exercisable immediately or subject only to the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of consideration rights, exchange rights, warrants or options, or otherwise, or (B) the right to vote pursuant to any agreement, arrangement or understanding or (iii) which are beneficially owned, directly or indirectly, by any other Persons with whom such Person or any of its Affiliates or associates or any Person with whom such Person or any of its Affiliates or associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any such shares.

                  "Business Day" means each day which is not a day on which banking institutions in New York, New York are authorized or obligated by Law or executive order to close.

                  "Environment" means navigable waters, waters of the contiguous zone, ocean waters, natural resources, surface waters, ground water, drinking water supply, land surface, subsurface strata, ambient air, both inside and outside of buildings and structures, man-made buildings and structures, and plant and animal life on earth.

                  "Environmental Claims" means any written notice of lawsuit, claim, investigation or other notification by any Person, pursuant to Environmental Laws or principles of common law relating to pollution, protection of the Environment or health and safety, that any of the current or past operations of the Company or any of its Subsidiaries, or any by-product thereof or Hazardous Substance used thereat, or any of the property currently or formerly owned, leased or operated by the Company or any of its Subsidiaries, or the operations or property of any predecessor or Affiliates of the Company or any of its Subsidiaries is subject to or may be implicated in any proceeding, action, investigation, claim, lawsuit or order, by any Governmental Entity or any other Person.

                  "Environmental Laws" means all Laws and orders relating to pollution, protection of the Environment, or the emission, discharge, Release or threatened Release of Hazardous Substances into the Environment or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Substances, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C.ss.9601 et seq., as amended, the Resource Conservation and Recovery Act, 42 U.S.C.ss.6901 et seq., the Toxic Substances Control Act, 15 U.S.C.ss.2601 et seq., the Federal Water Pollution Control Act, 33 U.S.C.ss.1251 et seq., the Clean Air Act, 42 U.S.C.ss.7401 et seq., the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C.ss.121 et seq., the Safe Drinking Water Act, 42 U.S.C.ss. 300f et seq., the Oil Pollution Act of 1990 and analogous material state, local and foreign laws and orders.

                  "Environmental Permits" means any permit, approval, identification number, license and other authorization required under any Environmental Law.

                  "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

                  "Governmental Entity" means any foreign, supranational, federal, state, municipal or other court, administrative agency, commission or other governmental or regulatory body or authority or instrumentality or political subdivision, or any official thereof.

                  "Hazardous Substance" means any toxic waste, pollutant, contaminant, hazardous substance, toxic substance, hazardous waste, special waste, industrial substance or waste, petroleum or petroleum-derived substance or waste, radioactive substance or waste, or any other substance regulated under or defined by any Environmental Law.

                  "Intellectual Property" means (i) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof ("Patents"), (ii) all trademarks, service marks, trade dress, logos, slogans, trade names, corporate names and Internet Domain Names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith ("Trademarks"), (iii) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith ("Copyrights"), (iv) all mask works and all applications, registrations, and renewals in connection therewith, (v) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (vi) all computer software, including all software implementation of algorithms, models and methodologies, whether in object code or source code, databases and compilations, all documentation and user manuals relating to the foregoing, all rights to use the names, likenesses, biographical information and signatures of natural Persons for promotional purposes, (viii) all other proprietary rights, and (ix) all copies and tangible embodiments thereof (in whatever form or medium).

                   "Knowledge" means the actual knowledge of the chief executive officer, chief financial officer, chief accounting officer, treasurer, officer primarily responsible for human resources and safety, controller and in-house general counsel of the Company or any of its Subsidiaries, Parent or Acquisition Sub, as the case may be, if such positions exist and, if not, the person who performs such function.

                  "Lien" means, with respect to any asset or right, any mortgage, deed of trust, lien (statutory or other), pledge, hypothecation, assignment, claim, charge, security interest, conditional sale agreement, title, exception, or encumbrance, option, right of first offer or refusal, easement, servitude, voting or transfer restriction, or any other right of another to or adverse claim of any kind in respect of such asset or right, including, without limitation, under any stockholder agreement.

                  "Person" means any natural person, firm, individual, corporation, limited liability company, partnership, association, joint venture, company, business trust, trust or any other entity or organization, whether incorporated or unincorporated, including a government or political subdivision or any agency or instrumentality thereof.

                  "Release" means any release, spill, emission, discharge, placing, leaking, pumping, injection, deposit, disposal, dispersal, leaching or migration into the Environment or into or out of any property, including the movement of Hazardous Substances through or in the Environment.

                  "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

                  "Subsidiary" or "Subsidiaries" of any Person means any corporation, partnership, joint venture or other legal entity of which such Person (either alone or through or together with any other subsidiary), owns, directly or indirectly, more than 50% of the stock or other equity interests, the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

                  Section 1.2 Cross-References. The following terms shall have the meanings ascribed thereto in the Section set forth opposite such term:

Acquisition Proposal.....................................................7.1(d)
Acquisition Sub........................................................Preamble
Acquisition Sub By-laws.....................................................5.2
Acquisition Sub Certificate of Incorporation................................5.2
Actions.....................................................................6.3
Agreement..............................................................Preamble
AMEX.....................................................................4.5(b)
Blue Sky Laws............................................................4.5(b)
Cash Election............................................................2.2(a)
Cash Election Shares.....................................................2.2(a)
Cash Number..............................................................2.4(a)
Cash Proration Factor....................................................2.4(b)
Certificate of Merger....................................................2.1(c)
Certificates.............................................................2.2(c)
Closing..................................................................2.1(b)
Closing Date.............................................................2.1(b)
Closing Sales Price......................................................2.2(a)
CO......................................................................4.18(a)
Code...................................................................Preamble
Common Stock.............................................................2.2(a)
Company................................................................Preamble
Company Benefit Plans...................................................4.12(a)
Company By-laws.............................................................4.2
Company Certificate of Incorporation........................................4.2
Company Disclosure Schedule..........................................Article IV
Company Employees.......................................................7.12(a)
Company Financial Advisor..................................................4.22
Company Material Adverse Effect..........................................4.1(a)
Company Option...........................................................2.7(a)
Company Permits.............................................................4.6
Company Rights ..........................................................4.3(a)
Company Rights Agreement.................................................4.3(a)
Company SEC Reports.........................................................4.8
Company Stockholder Approval.............................................7.3(a)
Company Warrant..........................................................2.8(a)
Confidentiality Agreement................................................7.5(b)
Consulting Agreement.......................................................7.15
Contracts................................................................4.7(a)
Copyrights..................................................................1.1
Dissenting Shares..........................................................2.10
DGCL.....................................................................2.1(a)
Effective Time...........................................................2.1(c)
Election Date............................................................2.3(c)
ERISA...................................................................4.12(a)
ERISA Affiliate.........................................................4.12(a)
Exchange Agent...........................................................2.3(b)
Exchange Fund............................................................2.5(e)
Exchange Ratio...........................................................2.2(a)
Form S-4.................................................................7.2(a)
Form S-8.................................................................2.7(b)
Form of Election.........................................................2.3(c)
GAAP........................................................................4.8
HSR Act..................................................................4.5(b)
Incentive Plans..........................................................2.7(a)
IP Agreements...........................................................4.15(a)
IRS.....................................................................4.12(a)
Laws.....................................................................4.5(a)
Leased Real Property....................................................4.18(b)
Merger.................................................................Preamble
Merger Consideration.....................................................2.2(a)
Merger Price.............................................................2.2(a)
Non-Competition Agreement..................................................7.16
Non-Electing Shares......................................................2.2(a)
Non-Election.............................................................2.2(a)
Non-Election Proration Factor............................................2.2(b)
NYSE.....................................................................2.2(a)
Owned Real Property.....................................................4.18(a)
Parent.................................................................Preamble
Parent By-laws..............................................................5.2
Parent Certificate of Incorporation.........................................5.2
Parent Material Adverse Effect..............................................5.1
Parent Options...........................................................5.3(a)
Parent Preferred Stock...................................................5.3(a)
Parent SEC Reports..........................................................5.6
Parent Shares............................................................2.2(a)
Parent Stock Option Plans................................................5.3(a)
Patents.....................................................................1.1
PBGC....................................................................4.12(c)
Permitted Owned Real Property Exceptions................................4.18(a)
Post-Signing Returns........................................................6.3
Preferred Stock..........................................................4.3(a)
Proxy Statement/Prospectus...............................................7.2(a)
Real Property...........................................................4.18(b)
Real Property Leases....................................................4.18(b)
Representatives..........................................................7.1(a)
SEC......................................................................2.7(b)
Secretary of State.......................................................2.1(c)
Sills Cummis.............................................................2.4(a)
Skadden, Arps............................................................2.1(b)
Special Committee..........................................................4.22
Stock Election...........................................................2.2(a)
Stock Election Shares....................................................2.2(a)
Stockholders' Meeting....................................................7.2(a)
Substitute Options.......................................................2.7(a)
Substitute Warrants......................................................2.8(a)
Sullivan.................................................................2.8(c)
Superior Proposal........................................................7.1(d)
Surviving Corporation....................................................2.1(a)
Tax Authority...........................................................4.16(b)
Tax Returns.............................................................4.16(b)
Taxes...................................................................4.16(b)
Termination Date.........................................................9.1(c)
Trademarks..................................................................1.1
Trigger Event............................................................9.5(b)
Voting Agreement.......................................................Preamble


                                  ARTICLE II

                                  THE MERGER

                  Section 2.1  The Merger.

                  (a) Upon the terms and subject to the conditions hereof, and in accordance with the Delaware General Corporation Law (the "DGCL"), at the Effective Time, the Company shall be merged with and into Acquisition Sub, whereupon the separate existence of the Company shall cease, and Acquisition Sub shall continue as the surviving corporation (sometimes referred to herein as the "Surviving Corporation") and shall continue to be governed by the laws of the State of Delaware and shall continue under the name "John Deere Landscapes II, Inc."

                  (b) The closing of the Merger (the "Closing") shall take place (i) at the offices of Skadden, Arps, Slate, Meagher & Flom LLP ("Skadden, Arps"), Four Times Square, New York, New York, as soon as practicable, but in any event within three business days, after the day on which the last to be fulfilled or waived of the conditions set forth in
Article VIII (other than those conditions that by their nature are to be fulfilled at the Closing, but subject to the fulfillment or waiver of such conditions) shall be fulfilled or waived in accordance with the terms of this Agreement or (ii) at such other time, date or place as the Company and Parent may agree to in writing (such date, the "Closing Date").

                  (c) Concurrently with the Closing, the Company, Parent and Acquisition Sub shall cause a certificate of merger (the "Certificate of Merger") with respect to the Merger to be executed and filed with the Secretary of State of the State of Delaware (the "Secretary of State") as provided in the DGCL. The Merger shall become effective on the date and at the time at which the Certificate of Merger has been duly filed with the Secretary of State or at such other date and time as is agreed between the parties and specified in the Certificate of Merger, and such date and time is hereinafter referred to as the "Effective Time."

                  (d) From and after the Effective Time, the Surviving Corporation shall possess all rights, privileges, immunities, powers and franchises and be subject to all of the obligations, restrictions, disabilities, liabilities, debts and duties of the Company and Acquisition Sub.

                  Section 2.2  Effect on Securities.

                  (a) At the Effective Time, subject to the provisions of this Agreement (including, but not limited to Sections 2.4, 2.5 and 2.10), each share of common stock, par value $0.10 per share of the Company ("Common Stock"), issued and outstanding immediately prior to the Effective Time (other than shares cancelled pursuant to Section 2.2(e) and Dissenting Shares (as defined in Section 2.10)) shall be converted into the following (the "Merger Consideration"):

                           (i)  for each share of Common Stock with respect to
which an election to receive cash has been effectively made and not revoked or lost, pursuant to Section 2.3 (a "Cash Election"), the right to receive in cash from Parent an amount equal to $36.1299 (the "Merger Price")
(collectively, "Cash Election Shares");

                           (ii) for each share of Common Stock with respect
to which an election to receive common stock, $1.00 par value, of Parent (the "Parent Shares") has been effectively made and not revoked or lost, pursuant to Section 2.3 (a "Stock Election"), the right to receive from Parent, that fraction of a Parent Share equal to the Exchange Ratio (as defined below) (collectively, "Stock Election Shares"). For purposes of this Agreement, the "Exchange Ratio" shall be equal to the result obtained by dividing the Merger Price by the average closing sales price (the "Closing Sales Price"), rounded to four decimal points, of the Parent Shares, as reported on the New York Stock Exchange, Inc. (the "NYSE") Composite Tape, for the period of the ten consecutive trading days ending on the second full trading day prior to the Effective Time; provided, however, it is expressly acknowledged and agreed that if the Parent Shares have a Closing Sales Price equal to or more than $42.9375, then the Exchange Ratio will be fixed at 0.8415. By way of example, at the Exchange Ratio of 0.8415, if all shares of Common Stock were exchanged for Parent Shares, the approximately 3,459,742 shares of Common Stock would be exchanged for approximately 2,911,373 Parent Shares. If the Closing Sales Price is below $42.9375, then the Exchange Ratio will increase and the Common Stock would be exchanged for more Parent Shares to maintain (based on the Closing Sales Price) the value of the aggregate consideration received if the Closing Sales Price were $42.9375. By way of example, if the Closing Sales Price is $40.00, then the Exchange Ratio would be 0.9032 and, if all of the approximately 3,459,742 shares of Common Stock were exchanged for Parent Shares, then approximately 3,124,839 Parent Shares would be received. For purposes of calculating the Exchange Ratio, in the event that Parent declares a stock split, stock dividend or other reclassification or exchange with respect to the Parent Shares with a record date with respect thereto occurring prior to the Effective Time, there will be an appropriate adjustment made to the Exchange Ratio to provide to the holders of the Common Stock the same economic effect as contemplated by this Agreement prior to such event; and

                           (iii) for each share of Common Stock other than
shares as to which a Cash Election or a Stock Election has been effectively made and not revoked or lost, pursuant to Section 2.3 (a "Non-Election"): (A) if the total number of Cash Election Shares and Dissenting Shares exceeds the Cash Number (as defined in Section 2.4(a)), the right to receive from Parent, that fraction of a Parent Share equal to the Exchange Ratio, or (B) if the total number of Cash Election Shares and Dissenting Shares is less than or equal to the Cash Number, the right to receive cash and Parent Shares pursuant to Section 2.2(b) (collectively, "Non-Electing Shares").

                  (b) In the event that Non-Electing Shares are converted pursuant to Section 2.2(a)(iii)(B), the Non-Electing Shares shall be converted into the right to receive cash and Parent Shares in the following manner:

                           (i) a proration factor (the "Non-Election
Proration Factor") shall be a fraction, (A) the numerator of which shall be the lesser of (x) the total number of Non-Electing Shares and (y) the Cash Number minus the total number of Cash Election Shares and Dissenting Shares and (B) the denominator of which shall be the total number of Non-Electing Shares; and

                           (ii) each Non-Electing Share shall be converted
into (A) the right to receive an amount in cash equal to the product of (x) the Merger Price and (y) the Non-Election Proration Factor and (B) a fraction of a Parent Share equal to the product of (x) the Exchange Ratio and (y) a fraction equal to one minus the Non- Election Proration Factor.

                  (c) At the Effective Time, all shares of Common Stock (together with the associated Company Rights (as defined in Section 4.3(a), if any) to be converted into the Merger Consideration pursuant to this
Section 2.2 shall, by virtue of the Merger and without any action on the part of the holders of shares of Common Stock, (w) cease to be outstanding, (x) be cancelled, (y) be retired and (z) cease to exist; and each holder of a certificate evidencing any such shares of Common Stock (the "Certificates") immediately prior to the Effective Time shall thereafter cease to have any rights with respect to such securities, except the right to receive (i) the Merger Consideration, (ii) any dividends and other distributions in accordance with Section 2.5(c) and (iii) any cash to be paid in lieu of any fractional Parent Share in accordance with Section 2.5(d).

                  (d) No shares of Acquisition Sub stock will be issued directly or indirectly in the Merger. Each share of common stock, par value $0.01 per share, of Acquisition Sub issued and outstanding immediately prior to the Effective Time shall remain outstanding following the Effective Time.

                  (e) At the Effective Time, each share of Common Stock held by the Company as treasury stock immediately prior to the Effective Time shall automatically be cancelled and retired and cease to exist, and no consideration or payment shall be delivered therefor or in respect thereto.

                  (f) After the Effective Time, there shall be no further registration or transfers of Common Stock. If, after the Effective Time, Certificates are presented to the Surviving Corporation, they shall be cancelled and exchanged for the Merger Consideration in accordance with the procedures set forth in this Article II.

                  Section 2.3  Share Election.

                  (a) Each Person who, on or prior to the Election Date (as defined in Section 2.3(c)) is a record holder of shares of Common Stock shall have the right, subject to Section 2.4, to submit a Form of Election (as defined in Section 2.3(c)) specifying (i) the number of shares of Common Stock that such Person desires to be converted into cash pursuant to the Cash Election and/or (ii) the number of shares of Common Stock that such Person desires to be converted into Parent Shares pursuant to the Stock Election.

                  (b) Prior to the mailing of the Proxy Statement/Prospectus (as defined in Section 7.2(a)) to the record holders of shares of Common Stock of the Company, The Bank of New York, or such other bank, trust company, Person or Persons, shall be designated by Parent to act as exchange agent (the "Exchange Agent") for payment of the Merger Consideration.

                  (c) Parent or its authorized agent or representative shall prepare, subject to the reasonable approval of the Company, a form of election (the "Form of Election") for mailing with the Proxy Statement/Prospectus. The Form of Election shall be (i) mailed to the record holders of shares of Common Stock as of the record date for the Stockholders' Meeting (as defined in Section 7.2(a)), and (ii) used by each record holder of shares of Common Stock to make either the Cash Election or the Stock Election, subject to the provisions of Section 2.4. The Company shall also use its reasonable efforts to make the Form of Election and the Proxy Statement/Prospectus available to all Persons who become holders of shares of Common Stock during the period between such record date and the Election Date. Any such holder's election to receive cash shall have been properly made only if the Exchange Agent shall have received at its designated office, by 5:00 p.m., New York City time on the business day next preceding the Closing Date (the "Election Date"), a Form of Election properly completed and signed and accompanied by Certificate(s) for the share(s) of Common Stock to which such Form of Election relates, duly endorsed in blank or otherwise in form acceptable for transfer on the books of the Company (or by an appropriate guarantee of delivery of such Certificate(s) as set forth in such Form of Election from a firm which is a member of a registered national securities exchange or a commercial bank or trust company having an office or correspondent in the United States, provided that such Certificate(s) are in fact delivered to the Exchange Agent within three NYSE trading days after the date of execution of such guarantee of delivery).

                  (d) Any Form of Election may be revoked by a holder of Common Stock submitting such Form of Election to the Exchange Agent only by written notice received by the Exchange Agent prior to 5:00 p.m., New York City time on the Election Date. In addition, all Forms of Election shall automatically be revoked if the Exchange Agent is notified in writing by Parent and the Company that the Merger has been abandoned or if the Company's stockholders fail to approve the Merger. If a Form of Election is revoked, the Certificate(s) (or guarantee(s) of delivery, if applicable) for the share(s) of Common Stock, if any, to which such Form of Election relates shall promptly be returned to the stockholder submitting the same to the Exchange Agent.

                  (e) For purposes of this Agreement, a holder of Common Stock who does not submit a Form of Election which is received by the Exchange Agent prior to the Election Date shall be deemed to have made a Non-Election. If Parent or the Exchange Agent shall determine that any purported Cash Election or Stock Election was not properly made, such purported Cash Election or Stock Election shall be deemed to be of no force and effect and the holder making such purported Cash Election or Stock Election shall for purposes of this Agreement, be deemed to have made a Non-Election.

                  (f) Parent shall have the sole discretion, which it may delegate in whole or in part to the Exchange Agent, to determine whether Forms of Election have been properly completed, signed and submitted or revoked and to disregard immaterial defects in Forms of Election. The decision of Parent (or the Exchange Agent, if applicable) in such matters shall be conclusive and binding. Neither Parent nor the Exchange Agent will be under any obligation to notify any Person of any defect in a Form of Election submitted to the Exchange Agent. The Exchange Agent shall make all computations contemplated by Section 2.4 and all such computations shall be conclusive and binding on the holders of Common Stock.

                  Section 2.4  Proration.

                  (a) Notwithstanding anything contained herein to the contrary, the maximum number of shares of Common Stock which shall be converted into the right to receive cash in the Merger, pursuant to Cash Elections, shall be equal to that number which corresponds to 49% of the number of shares of Common Stock outstanding immediately prior to the Effective Time (the "Cash Number"); provided, however, that if either (i) the tax opinion delivered to the Company referred to in Section 8.3(c) cannot be rendered (as reasonably determined by Sills Cummis Radin Tischman Epstein & Gross ("Sills Cummis"), counsel to the Company) or (ii) the tax opinion delivered to Parent referred to in Section 8.2(c) cannot be rendered (as reasonably determined by Skadden, Arps, counsel to Parent), then the Cash Number shall be reduced to the minimum extent necessary to enable the relevant tax opinion or opinions, as the case may be, to be rendered.

                  (b) If the total number of Cash Election Shares and Dissenting Shares exceeds the Cash Number, then the Cash Election Shares shall be converted into the right to receive cash and Parent Shares in the following manner:

                           (i) a proration factor (the "Cash Proration
Factor") shall be a fraction, (A) the numerator of which shall be the Cash Number minus the total number of Dissenting Shares and (B) the denominator of which shall be the total number of Cash Election Shares; and

                           (ii) each Cash Election Share shall be converted
into (A) the right to receive an amount in cash equal to the product of (x) the Merger Price and (y) the Cash Proration Factor and (B) a fraction of a Parent Share equal to the product of (x) the Exchange Ratio and (y) a fraction equal to one minus the Cash Proration Factor.

                  Section 2.5  Exchange of Certificates.

                  (a) Following the Effective Time in a timely manner so that the Exchange Agent can promptly honor the Cash Elections and Stock Elections made and delivered to the Exchange Agent, Parent shall make available to the Exchange Agent: (i) cash to fund payment to holders who made a Cash Election and (ii) certificates representing Parent Shares to be exchanged for certificates representing shares of Common Stock held by holders who made a Stock Election, with the aggregate thereof constituting the Merger Consideration.

                  (b) As of or promptly following the Effective Time and the final determination of the Cash Proration Factor, the Surviving Corporation shall cause the Exchange Agent to mail (and to make available for collection by hand) to each holder of record of a Certificate or Certificates, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent and which shall be in the form and have such other provisions as Parent may specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for (A) a certificate or certificates representing that number of whole Parent Shares if any, into which the number of shares of Common Stock previously represented by such Certificate or Certificates shall have been converted pursuant to Section 2.2 and (B) the amount of cash, if any, into which all or a portion of the number of shares of Common Stock previously represented by such Certificate or Certificates shall have been converted pursuant to Section 2.2 (which instructions shall provide that at the election of the surrendering holder, Certificates may be surrendered, and the Merger Consideration in exchange therefor collected, by hand delivery). Upon surrender of a Certificate for cancellation to the Exchange Agent, together with a letter of transmittal properly completed and validly executed in accordance with the instructions thereto, and such other documents as may be reasonably required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration for each share of Common Stock formerly represented by such Certificate, and the Certificate so surrendered shall be forthwith cancelled. The Exchange Agent shall promptly accept such Certificates upon compliance with such reasonable terms and conditions as the Exchange Agent may impose to effect an orderly exchange thereof in accordance with customary exchange practices. No interest shall accrue on the Merger Consideration (or the cash payable as described in Section 2.5(c) and (d) below) payable upon the surrender of the Certificates for the benefit of, or be paid to, the holders of the Certificates.

                  (c) No dividends or other distributions with respect to Parent Shares with a record date on or after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the Parent Shares represented thereby by reason of the conversion of shares of Common Stock pursuant to Sections 2.2, 2.3 and 2.4 and no cash payment in lieu of fractional Parent Shares shall be paid to any such holder pursuant to Section 2.5(d) until such Certificate is surrendered in accordance with this Article
II. Subject to the effect of applicable Laws (as defined in Section 4.5(a)), following surrender of any such Certificate, there shall be paid, without interest, to the Person in whose name the Parent Shares representing such securities are registered (i) at the time of such surrender, the amount of any cash payable in lieu of fractional Parent Shares to which such holder is entitled pursuant to Section 2.5(d) and the proportionate amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to Parent Shares issued upon conversion of Common Stock, and (ii) at the appropriate payment date or as promptly as practicable thereafter, the proportionate amount of dividends or other distributions, with (x) a record date with respect thereto after the Effective Time, but prior to such surrender, and (y) a payment date subsequent to such surrender, payable with respect to such Parent Shares.

                  (d) Notwithstanding any other provision hereof, no fraction of a Parent Share will be issued and no dividend or other distribution, stock split or interest with respect to Parent Shares shall relate to any fractional Parent Share, and such fractional interest shall not entitle the owner thereof to vote or to any rights as a security holder of the Parent Shares. In lieu of any such fractional security, each holder of shares of Common Stock otherwise entitled to a fraction of a Parent Share in accordance with the provisions of this Section 2.5 will be entitled to receive from the Exchange Agent a cash payment in an amount equal to the product of (i) such fractional part of a Parent Share multiplied by (ii) the closing price for a Parent Share on the NYSE Composite Tape on the date of the Effective Time or, if such date is not a business day, the business day immediately following the date on which the Effective Time occurs.

                  (e) Any portion of the Merger Consideration deposited with the Exchange Agent pursuant to this Section 2.5 (the "Exchange Fund") which remains undistributed to the holders of the Certificates for six months after the Effective Time shall be delivered to Parent or its designee, upon demand, and any holders of shares of Common Stock prior to the Merger who have not theretofore complied with this Article II shall thereafter look for payment of their claim, as general creditors thereof, only to Parent for their claim for (i) cash, if any, (ii) Parent Shares, if any, (iii) any cash without interest, to be paid, in lieu of any fractional Parent Shares and (iv) any dividends or other distributions with respect to Parent Shares to which such holders may be entitled in accordance with the provisions of this Section 2.5.

                  (f) None of Parent, Acquisition Sub, the Company or the Exchange Agent shall be liable to any Person in respect of any Parent Shares or cash held in the Exchange Fund (and any cash, dividends and other distributions payable in respect thereof) delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

                  (g) At Parent's sole discretion, the Exchange Agent shall invest any cash included in the Exchange Fund. Any interest and other income resulting from such investments shall be paid to Parent or its designee. Nothing contained in this Section 2.5(g) shall relieve Parent or the Exchange Agent from making the payments required by this Article II to be made to the holders of shares of Common Stock.

                  Section 2.6 Transfer Taxes; Withholding. If any certificate for a Parent Share is to be issued to, or cash is to be remitted to, a Person (other than the Person in whose name the Certificate surrendered in exchange therefor is registered), it shall be a condition of such exchange that the Certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer and that the Person requesting such exchange shall pay to the Exchange Agent any transfer or other Taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of the Certificate so surrendered, or shall establish to the satisfaction of the Exchange Agent that such Tax either has been paid or is not applicable. Parent or the Exchange Agent shall be entitled to deduct and withhold from the Merger Consideration otherwise payable pursuant to this Agreement to any holder of shares of Common Stock such amounts as Parent or the Exchange Agent are required to deduct and withhold under the Code, or any provision of state, local or foreign Tax law, with respect to the making of such payment. To the extent that amounts are so withheld by Parent or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of shares of Common Stock in respect of whom such deduction and withholding was made by Parent or the Exchange Agent. Parent shall pay any transfer taxes other than those specifically set forth in this Section 2.6 associated with the transfer of assets or control, or otherwise due, as a result of the Merger.

                  Section 2.7  Stock Options.

                  (a) At the Effective Time, the obligation to honor each outstanding employee or director option to purchase shares of Common Stock (a "Company Option") granted under the Company's 1990 Long-Term Incentive Plan and 2000 Long-Term Incentive Plan pursuant to which Company Options or other stock-based awards of the Company have been or may be granted (each as may be amended or supplemented from time to time, the "Incentive Plans"), whether vested or not vested, shall be deemed assumed by Parent. At and after the Effective Time, (i) each Company Option then outstanding shall entitle the holder thereof to acquire the number (rounded up to the nearest whole number) of Parent Shares determined by multiplying (x) the number of shares of Common Stock subject to such Company Option immediately prior to the Effective Time by (y) the Exchange Ratio, and (ii) the exercise price per share of Parent Shares subject to any such Company Option at and after the Effective Time shall be an amount (rounded up to the nearest one-hundredth of a cent) equal to (x) the exercise price per share of Common Stock subject to such Company Option prior to the Effective Time, divided by (y) the Exchange Ratio (the "Substitute Options"). Other than as provided above, as of and after the Effective Time, each Substitute Option shall be subject to the same terms and conditions of the Company Option as in effect immediately prior to the Effective Time. Notwithstanding the foregoing, any adjustment to a Company Option which is an "incentive stock option" shall be made in a manner consistent with Section 424(a) of the Code.

                  (b) Parent shall take such corporate action as may be necessary or appropriate to, at or promptly following the Effective Time, file with the Securities and Exchange Commission (the "SEC") a registration statement on Form S-8 (or any successor or other appropriate form) (the "Form S-8") with respect to the Parent Shares subject to any Substitute Options to the extent such registration is required under applicable Law in order for such Parent Shares to be sold without restriction in the United States.

                  (c) The Board of the Directors of the Company shall take all corporate action necessary to cause the Company Options outstanding at the Effective Time to be treated in accordance with Section 2.7(a) and be assumed by Parent at the Effective Time. Following the Effective Time, no holder of a Company Option shall have any rights to acquire Common Stock.

                  (d) Parent and the Company shall take all such steps as may be required to cause the transactions contemplated by this Section 2.7 and any other dispositions of equity securities of the Company (including derivative securities) or acquisitions of Parent equity securities (including derivative securities) in connection with this Agreement by each individual who (i) is a director or officer of the Company or (ii), at the Effective Time, will become a director or officer of Parent, to be exempt under Rule 16b-3 promulgated under the Exchange Act, such steps taken in accordance with the No-Action Letter dated January 12, 1999, issued by the SEC to Skadden, Arps.

                  Section 2.8  Warrants.

                  (a) At the Effective Time, the obligation to honor each outstanding Series B Warrant of Common Stock (a "Company Warrant") shall be deemed assumed by Parent. At and after the Effective Time: (i) each Company Warrant then outstanding shall entitle the holder thereof to acquire the number (rounded up to the nearest whole number) of Parent Shares determined by multiplying (x) the number of shares of Common Stock subject to such Company Warrant immediately prior to the Effective Time by (y) the Exchange Ratio; and (ii) the exercise price per share of Parent Shares subject to any such Company Warrant at and after the Effective Time shall be an amount (rounded up to the nearest one-hundredth of a cent) equal to (x) the exercise price per share of Common Stock subject to such Company Warrant prior to the Effective Time, divided by (y) the Exchange Ratio (the "Substitute Warrants"). Other than as provided above, as of and after the Effective Time, each Substitute Warrant shall be subject to the same terms and conditions of the Company Warrants as in effect immediately prior to the Effective Time.

                  (b) The Board of the Directors of the Company shall take all corporate action necessary to cause the Company Warrants outstanding at the Effective Time to be treated in accordance with Section 2.8(a) and be assumed by Parent at the Effective Time. Following the Effective Time, no holder of a Company Warrant shall have any rights to acquire Common Stock.

                  (c) If the Company Warrant remains unexercised, the Company shall cause an amendment to the Company Warrant, dated as of March 29, 1995, issued to Fred R. Sullivan ("Sullivan") and now held by FRS Capital Company, LLC, to be effected prior to the Closing, which would amend paragraph (j) thereof to provide that, following the Effective Time, Parent's obligations under such paragraph shall be subject to the Parent's including the shares related to the Warrant in a registration statement for shares to be sold by other selling shareholders of Parent. If the Company Warrant is exercised prior to the Effective Time and Parent is notified of such exercise and that a Stock Election is being made by the holder thereof, then the shares related to the Company Warrant shall be exchanged for registered Parent Shares at or promptly after the Effective Time as a part of the Merger.

                  Section 2.9 Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond, in such reasonable amount as the Surviving Corporation may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration to which the holder thereof is entitled pursuant to this Article II.

                  Section 2.10 Dissenting Shares. Notwithstanding Section 2.2, to the extent (if at all) that holders of Common Stock are entitled to appraisal rights under Section 262 of the DGCL, shares of Common Stock issued and outstanding immediately prior to the Effective Time and held by a holder who has properly exercised and perfected his or her demand for appraisal rights under Section 262 of the DGCL (the "Dissenting Shares"), shall not be converted into the right to receive the Merger Consideration, but the holders of Dissenting Shares shall be entitled to receive from the Company such consideration as shall be determined pursuant to Section 262 of the DGCL; provided, however, that if any such holder shall have failed to perfect or shall effectively withdraw or lose his or her right to appraisal and payment under the DGCL, such holder's shares of Common Stock shall thereupon be deemed to have been converted as of the Effective Time into the right to receive the Merger Price, without any interest thereon, or Parent Shares or a combination thereof, as determined by Parent in its sole discretion, and such shares shall not be deemed to be Dissenting Shares. The Company shall give Parent (i) prompt notice of any notices or demands for appraisal or payment for shares of Common Stock received by the Company and (ii) the opportunity to participate and direct all negotiations and proceedings with respect to any such demands or notices. The Company shall not, without the prior written consent of Parent, make any payment with respect to, or settle, offer to settle or otherwise negotiate any demands.

                                 ARTICLE III

                          THE SURVIVING CORPORATION

                  Section 3.1 Certificate of Incorporation. The certificate of incorporation of Acquisition Sub in effect at the Effective Time shall be the certificate of incorporation of the Surviving Corporation until thereafter amended as provided therein or by applicable Law, except that
Article I of such certificate of incorporation shall be amended as of the Effective Time to read as follows: "The name of the Corporation is John Deere Landscapes II, Inc."

                  Section 3.2 By-laws. The by-laws of Acquisition Sub in effect at the Effective Time shall be the by-laws of the Surviving Corporation until thereafter amended as provided therein, by applicable Law or the certificate of incorporation of such entity.

                  Section 3.3  Officers and Board of Directors.

                  (a) From and after the Effective Time, the officers of the Surviving Corporation shall be the officers of Acquisition Sub immediately prior to the Effective Time.

                  (b) The Board of Directors of the Surviving Corporation effective as of, and immediately following, the Effective Time shall consist of the members of the Board of Directors of Acquisition Sub immediately prior to the Effective Time.


                                  ARTICLE IV

                REPRESENTATIONS AND WARRANTIES OF THE COMPANY

                  The Company represents and warrants to Parent that, except as set forth in the disclosure letter delivered by the Company to Parent simultaneously with the execution of this Agreement (the "Company Disclosure Schedule") to the extent specifically referenced to a Section contained herein:

                  Section 4.1  Organization and Qualification; Subsidiaries.

                  (a) Each of the Company and its Subsidiaries is a corporation or entity duly incorporated or formed, validly existing and in good standing under the Laws of its jurisdiction of incorporation or formation and has the requisite corporate power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted. Each of the Company and its Subsidiaries is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed which would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Section 4.1(a) of the Company Disclosure Schedule sets forth a list of the names, capitalization, and jurisdictions of incorporation or other formations of the Company's Subsidiaries. The term "Company Material Adverse Effect" means any fact, change or effect that is, or is reasonably likely to be, materially adverse, individually or in the aggregate, to the financial condition, business or results of operations of the Company and its Subsidiaries taken as a whole; provided that none of the following shall be deemed, individually or in the aggregate, to constitute a Company Material Adverse Effect: (i) a decrease in revenues of the Company; (ii) a decrease in customer orders; or (iii) any cancellations of customer orders to the extent that the Company can in good faith establish that cancellations were directly attributable to the public announcement that the Company will be acquired by Parent pursuant to the transactions contemplated hereby.

                  (b) All the outstanding shares of capital stock or other equity or voting interests of each Subsidiary of the Company are owned by the Company, by another wholly-owned Subsidiary of the Company or by the Company and another wholly-owned Subsidiary of the Company, free and clear of all Liens, and are duly authorized, validly issued, fully paid and nonassessable. Except as set forth above or in Section 4.1(b) of the Company Disclosure Schedule and except for the capital stock of, or other equity or voting interests in, its Subsidiaries, the Company does not own, directly or indirectly, any capital stock of, or other equity or voting interests in, any corporation, partnership, joint venture, association or other entity.

                  Section 4.2 Certificate of Incorporation and By-Laws. The Company has made available to Parent a complete and correct copy of the Restated Certificate of Incorporation (the "Company Certificate of Incorporation") and the by-laws (the "Company By-laws") of the Company and the certificate of incorporation and by-laws of each of its Subsidiaries, each as amended to date. The Company Certificate of Incorporation and the Company By-laws of the Company and the organizational documents of its Subsidiaries are in full force and effect. The Company is not in violation of any provision of the Company Certificate of Incorporation and no Subsidiary of the Company is in violation of its respective organizational documents.

                  Section 4.3  Capitalization.

                  (a) The authorized capital stock of the Company consists of 6,000,000 shares of Common Stock and 500,000 shares of preferred stock, par value $1.00 per share (the "Preferred Stock"). As of the close of business on April 30, 2001, (i) 3,459,742 shares of Common Stock (excluding treasury shares) were issued and outstanding, (ii) 319,855 shares of Common Stock were held by the Company in its treasury, (iii) 132,500 shares of Common Stock were reserved for issuance pursuant to the Incentive Plans (of which 32,500 shares were subject to outstanding Company Options ), (iv) 100,000 shares of Common Stock were reserved for issuance upon conversion of a Company Warrant, and (v) no shares of Preferred Stock (including all of the Series A Preferred Stock being reserved for issuance in accordance with the Rights Agreement (the "Company Rights Agreement"), dated as of January 26, 1988, by and between the Company and First Jersey National Bank, N.A., as Rights Agent, pursuant to which the Company had issued rights to purchase the Series A Preferred Stock (the "Company Rights")) were issued and outstanding or were held by the Company in its treasury. The Company Rights Agreement has terminated by its terms and has not been renewed or replaced. No shares of Common Stock are owned by any Subsidiary of the Company. Set forth in Section 4.3(a) of the Company Disclosure Schedule is a true and complete list, as of the date hereof of all outstanding Company Options and all other rights, if any, to purchase or receive Common Stock granted under the Incentive Plans, the number of shares subject to each such Company Option, the grant dates and exercise prices of each such Company Option and the names of the holder thereof.

                  (b) Except as set forth in Section 4.3(a), as of the close of business on April 30, 2001, no shares of capital stock of, or other equity or voting interests in, the Company, or options, warrants or other rights to acquire any such stock or securities were issued, reserved for issuance or outstanding. During the period from April 30, 2001 to the date hereof, (x) there have been no issuances by the Company of shares of capital stock of, or other equity or voting interests in, the Company other than issuances of shares of Common Stock pursuant to the exercise of Company Options and Company Warrants outstanding on such date, and (y) there have been no issuances by the Company of options, warrants or other rights to acquire shares of capital stock of, or other equity or voting interests in, the Company. All outstanding shares of capital stock of the Company are, and all shares that may be issued pursuant to the Incentive Plans and upon exercise of the Company Warrants will be, when issued in accordance with the terms thereof, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. There are no bonds, debentures, notes or other indebtedness of the Company or any of its Subsidiaries, and, except as disclosed in Section 4.3(a), no securities or other instruments or obligations of the Company or any of its Subsidiaries the value of which is in any way based upon, or derived from, any capital or voting stock of the Company, having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company may vote. Except as set forth in Section 4.3(a) and except as specifically permitted under Section 6.1, there are no contracts of any kind to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound obligating the Company or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of, or other equity or voting interests in, or securities convertible into, or exchangeable or exercisable for, shares of capital stock of, or other equity or voting interests in, the Company or any of its Subsidiaries or obligating the Company or any of its Subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right or contract. To the Knowledge of the Company, as of the date hereof, there are no irrevocable proxies and no voting agreements (other than the Voting Agreement) with respect to any shares of the capital stock or other voting securities of the Company or any of its Subsidiaries.

                  (c) The Company has delivered or otherwise made available to Parent complete and correct copies of the Incentive Plans and all forms of Company Options issued pursuant to the Incentive Plans.

                  Section 4.4 Authority Relative to Agreement. The Company has all necessary power and authority to execute and deliver this Agreement, to perform all of its obligations hereunder and, subject to obtaining any necessary approval of its stockholders as contemplated by the provisions of this Agreement, to consummate the Merger. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by the Company's Board of Directors, and no other corporate actions on the part of the Company are necessary to authorize the execution and delivery of this Agreement. The execution and delivery of the Voting Agreement by Parent have been duly and validly authorized by the Company's Board of Directors pursuant to Section 203 of the DGCL. No other corporate action is necessary to consummate the transactions contemplated hereby (other than, with respect to the Merger, approval by the Company's stockholders at the Stockholders' Meeting). This Agreement has been duly and validly executed and delivered by the Company and constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, moratorium, or other similar laws, now or hereafter in effect, affecting creditors' rights generally and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

                  Section 4.5  No Conflict; Required Filings and Consents.

                  (a) Except as set forth in Section 4.5(a) of the Company Disclosure Schedule, the execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company will not, (i) conflict with or violate the Company Certificate of Incorporation, the Company By-laws or the certificate of incorporation or by-laws of any of its Subsidiaries, (ii) assuming the consents, approvals, authorizations, waivers or permits specified in Section 4.5(b) have been received and the waiting periods referred to therein have expired, conflict with or violate any federal, state or local or foreign law, rule, regulation, order, judgment or decree (collectively, "Laws") applicable to the Company or any of its Subsidiaries or by which any property or asset of the Company or any of its Subsidiaries is bound or affected or (iii) result in any breach of, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any right of termination, amendment, acceleration, or cancellation of, or result in the creation of a Lien or other encumbrance on any property or asset of the Company or any of its Subsidiaries pursuant to, any note, bond, mortgage, indenture or credit agreement, or any other contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any property or asset of the Company or any of its Subsidiaries is bound or affected, except, with respect to clauses (i) and
(ii), for any such conflicts, violations, breaches, defaults or other occurrences of the type referred to above which would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect and would not prevent or materially delay the consummation of the Merger.

                  (b) Except as set forth in Section 4.5(b) of the Company Disclosure Schedule, the execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company will not, require any consent, approval, authorization, waiver or permit of, or filing with or notification to, any governmental or regulatory authority, domestic, foreign or supranational, except for applicable requirements of the Exchange Act, the Securities Act, state securities or "blue sky" laws ("Blue Sky Laws"), the pre-merger notification arrangements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder (the "HSR Act") and recordation of appropriate merger documents as required by the DGCL and the rules of the American Stock Exchange (the "AMEX") and except where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect and would not prevent or materially delay the consummation of the Merger.

                  Section 4.6 Permits; Compliance. Except as set forth in
Section 4.6 of the Company Disclosure Schedule or the absence of which would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, each of the Company and its Subsidiaries is in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders necessary for the Company or any of its Subsidiaries to own, lease and operate the properties of the Company and its Subsidiaries or to carry on their business as it is now being conducted and contemplated to be conducted (the "Company Permits"), and no suspension or cancellation of any of the Company Permits is pending or, to the Knowledge of the Company, threatened. Except as set forth in Section 4.6 of the Company Disclosure Schedule, none of the Company or any of its Subsidiaries is in conflict with, or in default or violation of, (i) any Laws applicable to the Company or any of its Subsidiaries or by which any property or asset of the Company or any of its Subsidiaries is bound or affected to the Knowledge of the Company, (ii) any of the Company Permits or (iii) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any property or asset of the Company or any of its Subsidiaries is bound or affected, except for any such conflicts, defaults or violations that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

                  Section 4.7  Contracts.

                  (a) The Company has made available to Parent true, complete and correct copies of the following agreements scheduled in Section 4.7 of the Company Disclosure Schedule (the "Contracts") to which the Company or any Subsidiary is a party:

                           (i) other than sales orders entered into in the
ordinary course, agreements with consideration in excess of $100,000;

                           (ii) agreements involving performance over a
period of more than one year with consideration in excess of $100,000;

                           (iii) agreements containing confidentiality or
non-competition provisions;

                           (iv) other than purchase orders entered into in
the ordinary course, any agreement concerning a partnership or joint venture or any other agreement involving a sharing of profits, losses, costs, or liabilities by the Company or any of its Subsidiaries with any other Person;

                           (v) other than purchase orders entered into in the
ordinary course, any agreement under which the Company or any of its Subsidiaries has created, incurred, assumed or guaranteed any indebtedness or any capitalized lease obligation, in excess of $50,000;

                           (vi) any agreement entered into during the prior
three years, providing for the acquisition or disposition of a significant amount of assets or a line of business;

                           (vii) any agreement entered into during the prior
three (3) years, providing for the purchase, redemption or issuance of Common Stock the performance of which involves consideration of more than $250,000 other than redemption of Common Stock pursuant to the Company's stock repurchase plan announced in the Company's Quarterly Report for the quarter ended March 31, 2000, filed May 12, 2000, by which the Company is authorized to repurchase up to $1,000,000 of its shares (through December 31, 2000, the Company had repurchased 22,300 shares of its Common Stock for $324,000); and

                           (viii) each material written amendment, supplement
and modification in respect of any of the foregoing.

                  (b) To the Knowledge of the Company, (i) all Contracts are in full force and effect and constitute valid and binding agreements of the Company or its Subsidiaries and the other parties thereto in accordance with their respective terms, and (ii) the consummation of the transactions contemplated hereby will not, in any material respect, violate, or constitute a breach under, any such Contract. Except as set forth in Section 4.7(b) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries are in default in any material respect under any of such written Contracts, have not received any written notice of such a default, and, to the Knowledge of the Company: (i) no other party to any such Contract is in default in any material respect thereunder and (ii) no event has occurred or condition exists that with notice or lapse of time or both would constitute such a default thereunder.

                  Section 4.8 Company SEC Reports. The Company has filed with the SEC at or prior to the time due, and Parent has had reasonable access to copies of, all forms, reports, schedules, statements and other documents required to be filed with the SEC by the Company since January 1, 1997 (together with all information incorporated therein by reference, the "Company SEC Reports"). The Company confirms that the filings on record with the SEC are true and complete copies of the Company's filings. No Subsidiary of the Company is required to file any form, report, schedule, statement or other document with the SEC. As of their respective dates or, if amended, as of the date of the last such amendment, the Company SEC Reports complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Company SEC Reports, and none of the Company SEC Reports at the time they were filed contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements (including the related notes) included in the Company SEC Reports, as well as the financial statements for the year ended December 31, 2000 (a copy of which has been provided to Parent), comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles ("GAAP") and fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and their respective consolidated results of operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal and recurring year-end audit adjustments). Except (a) to the extent disclosed in the Company SEC Reports filed prior to the date hereof or in Section 4.8 of the Company Disclosure Schedule and (b) for liabilities and obligations incurred in the ordinary course of business and consistent with past practice, since December 31, 2000, neither the Company nor any of its Subsidiaries has incurred any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) other than liabilities and obligations which would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

                  Section 4.9 Disclosure Documents. The information supplied by the Company for inclusion in the Form S-4 (as defined in Section 7.2(a)) and the Proxy Statement/Prospectus (including by incorporation by reference) shall not, at (i) the time the Form S-4 is declared effective, (ii) the time the Proxy Statement/Prospectus (or any amendment thereof or supplement thereto) is first mailed to the stockholders of the Company, (iii) the time of the Stockholders' Meeting and (iv) the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading, except that no representation is made by the Company with respect to the statements made in the Proxy Statement/Prospectus based on information supplied by Parent or Acquisition Sub in writing for inclusion in the Proxy Statement/Prospectus. If, at any time prior to the Effective Time, any event or circumstance relating to the Company or any of its Subsidiaries, or their respective officers or directors, should be discovered by the Company which, pursuant to the Securities Act or Exchange Act, should be set forth in an amendment or a supplement to the Form S-4 or Proxy Statement/Prospectus, the Company shall promptly notify Parent in writing. All documents that the Company is responsible for filing with the SEC in connection with the Merger will comply as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act.

                  Section 4.10 Absence of Certain Changes or Events. Since December 31, 2000, to the date hereof, except as disclosed in any Company SEC Report filed prior to the date hereof or as contemplated hereby or in Section
4.10 of the Company Disclosure Schedule, there has not been any change, event or circumstance which has had or which would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect and (i) each of the Company and its Subsidiaries has conducted its businesses only in the ordinary course or in a manner consistent with past practice and
(ii) there has not been (A) any material change by the Company or any of its Subsidiaries in its material accounting policies, practices and procedures,
(B) any entry by the Company or any of its Subsidiaries into any commitment or transaction material to the Company and its Subsidiaries taken as a whole other than in the ordinary course of business consistent with past practice,
(C) any declaration, setting aside or payment of any dividend or distribution in respect of any capital stock of the Company or any of its Subsidiaries (other than cash dividends payable by any wholly-owned Subsidiary to another Subsidiary or the Company), (D) any increase in the compensation payable, or to become payable, to any employee of the Company or any of its Subsidiaries, except to any Person who is not a corporate officer of the Company, in the ordinary course of business consistent with past practice, or (E) any action, event, occurrence or transaction that would have been prohibited by Section
6.1 if this Agreement had been in effect since December 31, 2000.

                  Section 4.11 Absence of Litigation. Except as disclosed in any Company SEC Report or in Section 4.11 of the Company Disclosure Schedule, there is no claim, action, proceeding or investigation pending, or to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries, or affecting any property or asset of the Company or any of its Subsidiaries, before any court, arbitrator or Governmental Entity, in each case except to the extent that the damages sought are less than $100,000 or if adversely determined would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. As of the date hereof, none of the Company, any of its Subsidiaries or any property or asset of the Company or any of its Subsidiaries is subject to any order, writ, judgment, injunction, decree, determination or award imposed by any court, arbitrator or Governmental Entity, in each case except to the extent that the damages sought are less than $100,000 or if adversely determined would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

                  Section 4.12  Employee Benefit Plans.

                  (a) Section 4.12(a) of the Company Disclosure Schedule contains a true and complete list of each deferred compensation and each bonus or other incentive compensation, stock purchase, stock option and other equity compensation or ownership plan, program, agreement or arrangement, each severance or termination pay, medical, surgical, hospitalization, life insurance and other "welfare" plan, fund or program (within the meaning of Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")); each profit-sharing, stock bonus or other "pension" plan, fund or program (within the meaning of Section 3(2) of ERISA); each employment, retention, termination or severance agreement; and each other employee benefit plan, fund, program, agreement or arrangement, in each case, that is sponsored, maintained or contributed to or required to be contributed to by the Company or by any trade or business, whether or not incorporated (an "ERISA Affiliate"), that, together with the Company would be deemed a "single employer" within the meaning of Section 4001(b) of ERISA, or to which the Company or an ERISA Affiliate is party, whether written or oral, for the benefit of any employee or director or former employee or director (or any of their respective beneficiaries), of the Company or any of its Subsidiaries (the "Company Benefit Plans"). With respect to each Company Benefit Plan, the Company has delivered or made available to Parent a true and correct copy of each of the following documents: (i) the two most recent annual report (Form
5500) filed with the Internal Revenue Service (the "IRS"), if required under ERISA, (ii) a copy of the Company Benefit Plan and any material amendments thereto, (iii) each trust agreement, insurance contract or other funding vehicle relating to such Company Benefit Plan, (iv) the most recent summary plan description for each Company Benefit Plan for which a summary plan description is required, (v) the most recent actuarial report or valuation relating to a Company Benefit Plan subject to Title IV of ERISA, if any, and
(vi) the most recent determination letter, if any, issued by the IRS with respect to any Company Benefit Plan intended to qualify under Section 401(a) or 501(c) of the Code.

                  (b) Each Company Benefit Plan has been administered in accordance with its terms, and in compliance with applicable Laws, including ERISA and the Code, the rules and regulations thereunder and all applicable collective bargaining agreements.

                  (c) No liability under Title IV or Section 302 of ERISA has been incurred by the Company or any ERISA Affiliate that has not been satisfied in full, and no condition exists that presents a material risk to the Company or any ERISA Affiliate of incurring any such liability, other than liability for premiums due the Pension Benefit Guaranty Corporation ("PBGC") (which premiums have been paid when due).

                  (d) No Company Benefit Plan subject to Title IV of ERISA or any trust established thereunder has incurred any "accumulated funding deficiency" (as defined in Section 302 of ERISA and Section 412 of the Code), whether or not waived, as of the last day of the most recent fiscal year of each such Company Benefit Plan ended prior to the Closing Date nor has there been any application for waiver of the minimum funding standards imposed by
Section 412 of the Code. All contributions required to be made with respect to any Company Benefit Plan on or prior to the Closing Date have been timely made or are reflected on the balance sheet.

                  (e) No Company Benefit Plan is a "multiemployer plan," as defined in Section 3(37) of ERISA, nor is any Company Benefit Plan a plan described in Section 4063(a) of ERISA.

                  (f) No Company Benefit Plan has, to the Knowledge of the Company, engaged in a "prohibited transaction" (as defined in Section 4975 of the Code or Section 406 of ERISA).

                  (g) Each Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS to such effect, and no fact, condition or set of circumstances has occurred since the date of such determination letter which could adversely affect such favorable determination.

                  (h) Except as set forth in Section 4.12(h) of the Company Disclosure Schedule, the Company and its Subsidiaries have no liability for life, health, medical or other welfare benefits to employees or former employees (or their beneficiaries) for periods extending beyond their respective dates of retirement or other termination of service.

                  (i) Except as disclosed in Section 4.12(i) of the Company Disclosure Schedule, or except as otherwise contemplated hereby, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will, either alone or in combination with another event, (i) entitle any current or former employee, director or officer of the Company or any ERISA Affiliate to severance pay, unemployment compensation or any other payment, (ii) accelerate the time of payment or vesting, or increase the amount of compensation due any such employee, director or officer or (iii) require the immediate funding or financing of any compensation or benefits.

                  (j) There are no pending, threatened or anticipated claims (other than routine claims for benefits), by or on behalf of any Company Benefit Plan, by any employee or beneficiary covered under any such Company Benefit Plan, or otherwise involving any such Company Benefit Plan.

                  Section 4.13 Labor Matters. There is no labor dispute, strike, work stoppage or lockout, or, to the Knowledge of the Company, threat thereof, by or with respect to any employee of the Company or any of its Subsidiaries. To the Knowledge of the Company, there are no organizational efforts with respect to the formation of a collective bargaining unit being made or threatened involving employees of the Company or any of its Subsidiaries. None of the Company or any of its Subsidiaries has breached or otherwise failed to comply with any provision of any collective bargaining or other labor union contract applicable to any employees of the Company or any of its Subsidiaries and there are no grievances or complaints outstanding or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries under any such contract. The Company and its Subsidiaries have been and are in material compliance with all applicable Laws respecting employment and employment practices, terms and conditions of employment, wages, hours of work and occupational safety and health. The Company and its Subsidiaries are not and have not engaged in any unfair labor practices as defined in the National Labor Relations Act or other applicable Law.

                  Section 4.14  Environmental Matters.

                  (a) Except as set forth in Section 4.14(a) of the Company Disclosure Schedule, and except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect,
(i) the Company and its Subsidiaries are in compliance with all applicable Environmental Laws (which compliance includes the possession by the Company and each of its Subsidiaries of all Environmental Permits, and compliance with the terms and conditions thereof); (ii) there is no Environmental Claim pending or threatened in writing against the Company or any of its Subsidiaries; (iii) there is no civil, criminal or administrative judgment against the Company or any of its Subsidiaries or, to the Knowledge of the Company or any of its Subsidiaries, against any Person or entity whose liability for any Environmental Claim the Company or any of its Subsidiaries has contractually or by operation of law retained or assumed pursuant to Environmental Laws; (iv) the Company and its Subsidiaries have all Environmental Permits required pursuant to Environmental Laws and the Company and its Subsidiaries are in compliance with all terms and conditions thereof;
(v) the Company and its Subsidiaries have filed all notices required under Environmental Laws indicating the past and present Release, generation, treatment, storage or disposal of Hazardous Substances; (vi) there is not at, on or in any of the real properties owned or leased by the Company or any of its Subsidiaries any generation, use, handling, Release, treatment, recycling, storage or disposal of any Hazardous Substances in a manner not in compliance with Environmental Laws; and (vii) there are no past or present actions, activities, circumstances, conditions, events or incidents, including the Release or presence of any Hazardous Substances, which are reasonably likely to form the basis of any Environmental Claim against the Company or any of its Subsidiaries or against any Person or entity whose liability for any Environmental Claim, the Company or any of its Subsidiaries has retained or assumed either contractually or by operation of Law.

                  (b) The Company has made available to Parent copies of all environmental audits, assessments or studies completed since January 1, 1997 with respect to the facilities or Real Property (as defined in Section 4.18(b)) currently owned, leased or operated by the Company or any of its Subsidiaries.

                  Section 4.15  Intellectual Property.

                  (a) Set forth in Section 4.15(a) of the Company Disclosure Schedule, for all Intellectual Property that is owned directly or indirectly by the Company and its Subsidiaries, is a complete and accurate list of all United States and foreign: (A) issued and pending Patents; (B) Trademark registrations (including Internet Domain Name registrations), trademark applications and material unregistered Trademarks; (C) Copyright registrations, Copyright applications and material unregistered Copyrights, and (D) all software which is licensed, leased or otherwise used by the Company or its Subsidiaries (other than mass market software that is available in consumer retail stores or otherwise commercially available and subject to "shrink-wrap," "click-through" or other standard form license agreements), and all material software which is owned by the Company or any of its Subsidiaries, and (E) all material agreements, in either instance pursuant to which the Company or its Subsidiaries granted, relinquished, or obtained any right to use or practice any rights under any Intellectual Property, including, without limitation, license agreements, settlement agreements and covenants not to sue ("IP Agreements").

                  (b) To the Knowledge of the Company, (i) all IP Agreements are in full force and effect and constitute valid and binding agreements of the Company or its Subsidiaries and the other parties thereto in accordance with their respective terms, and (ii) the consummation of the transactions contemplated hereby will not, in any material respect, violate, or constitute a breach under, any such IP Agreement. To the Knowledge of the Company and except as set forth in Section 4.15(b) of the Company Disclosure Schedule,
(i) the Company and its Subsidiaries are not in default in any material respect under any of such IP Agreements and have not received any written notice of such a default, (ii) no other party to any such IP Agreements is in default in any material respect thereunder, and (iii) no event has occurred or condition exists that with notice or lapse of time or both would constitute such a default thereunder.

                  (c) Except as set forth in Section 4.15(c) of the Company Disclosure Schedule:

                           (i) the Company and each of its Subsidiaries owns,
is licensed or otherwise has the legal right to use, free and clear of all Liens, all Intellectual Property used in or necessary to the conduct of their respective businesses, except for such Intellectual Property the loss of use of which would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect;

                           (ii) the Company and its Subsidiaries take
commercially reasonable measures to maintain and protect each item of Intellectual Property which is owned by the Company or its Subsidiaries; all registrations and applications for Intellectual Property that are owned directly or indirectly by the Company and its Subsidiaries have been maintained; and all Intellectual Property owned by the Company and its Subsidiaries or, to the best Knowledge of the Company, licensed to the Company and its Subsidiaries is valid and subsisting;

                           (iii) either the Company or its Subsidiaries is
the current record owner of all Intellectual Property which is owned by the Company or its Subsidiaries, respectively, and which is the subject of an application or registration;

                           (iv) none of the current or former stockholders,
officers, directors, or employees of either the Company or its Subsidiaries have any rights, title or interest, in any Intellectual Property owned or used by the Company or its Subsidiaries;

                           (v) there are no material claims pending or, to
the Knowledge of the Company, threatened, nor has the Company nor any of its Subsidiaries received written notice from any Person (1) challenging the validity of any Intellectual Property owned or used by the Company or its Subsidiaries or (2) alleging that the Company or its Subsidiaries has engaged in any actual or potential infringement, dilution, misappropriation or other unauthorized use of any Intellectual Property, and the Company has no Knowledge of any basis for such a claim against the Company or its Subsidiaries;

                           (vi) there are no material claims pending or, to
the Knowledge of the Company, threatened nor has the Company or its Subsidiaries sent any written notice to any Person regarding any actual or potential infringement, dilution, misappropriation, or other unauthorized use of Intellectual Property owned or used by the Company or any of its Subsidiaries;

                           (vii) the Company and its Subsidiaries take
commercially reasonable measures to protect the confidentiality of their respective trade secrets;

                           (viii) no settlement agreements, consents,
judgments, orders, forbearance to sue or similar obligations limit or restrict the Company's or any Subsidiaries' rights in and to any Intellectual Property;

                           (ix) to the Knowledge of the Company, the conduct
of the businesses of the Company and its Subsidiaries does not, in any material respect, infringe, violate or dilute any Intellectual Property rights of any Person;

                           (x) the consummation of the transactions
contemplated hereby will not result in the loss or impairment of the Company's or its Subsidiaries' rights to own or use any Intellectual Property, nor will such consummation require the consent of any Person in respect of any Intellectual Property; and

                           (xi) the operation of any website by or on behalf
of the Company or its Subsidiaries, is in compliance, in all material respects, with all applicable laws, rules and regulations, including, without limitation, those pertaining to the collection and use of personal data.

                  Section 4.16  Taxes.

                  (a) Except as set forth in Section 4.16(a) of the Company Disclosure Schedule or as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect:

                           (i) the Company and each of its Subsidiaries have
timely filed (or have had timely filed on their behalf) or, with respect to Tax Returns not yet due, will file or cause to be timely filed, all Tax Returns required by applicable Law to be filed by any of them prior to or as of the Effective Time. All such Tax Returns and amendments thereto are, or with respect to Tax Returns not yet due, will be, true, complete and correct in all material respects;

                           (ii) the Company and each of its Subsidiaries have
paid (or have had paid on their behalf), or have established (or have had established on their behalf and for their sole benefit and recourse), or where payment is not yet due, will establish or cause to be established on or before the Effective Time (if required by GAAP), an adequate reserve in accordance with GAAP for the payment of, all Taxes due, with respect to any period ending prior to or as of the Effective Time;

                           (iii) no federal, state, local or foreign audits,
assessments, collections, investigations or other administrative proceedings or court proceedings are presently pending or have been threatened in writing with regard to any Taxes or Tax Returns of the Company or its Subsidiaries;

                           (iv) no deficiency or adjustment for any Taxes has
been proposed, asserted or assessed against the Company or any Subsidiary that has not been paid or otherwise discharged or for which the Company has taken adequate reserves in accordance with GAAP. There are no material Liens for Taxes upon the assets of the Company or any Subsidiary, except Liens for current Taxes not yet due and payable;

                           (v) neither the Company nor any of its
Subsidiaries is a party to any Tax sharing agreement, Tax indemnity agreement or similar contract, arrangement or agreement to with respect to Taxes of the Company or any of its Subsidiaries;

                           (vi) neither the Company nor any Subsidiary has
constituted either a "distributing corporation" or a "controlled corporation" (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (i) in the two years prior to the date hereof or (ii) in a distribution which could otherwise constitute part of a "plan" or "series of related transactions" (within the meaning of Section 355(e) of the Code) in conjunction with the Merger;

                           (vii) the Company has, prior to the date hereof,
provided Parent with copies of all federal Tax Returns for the tax years ending December 31, 1997 through December 31, 1999;

                           (viii) there are no outstanding agreements or
waivers extending or waiving the statutory period of limitation applicable to any claim for, or the period for the collection or assessment of, Taxes due for any taxable period with respect to any Tax for which the Company may be subject or liable. The federal income tax years of the Company (or any consolidated group of which the Company has been a member) that have been the subject of an audit are disclosed in Section 4.16(a) of the Company Disclosure Schedule;

                           (ix) the Company has not agreed, nor is it
required to make, any material adjustment under sections 446(e) or 481(a) of the Code nor has it entered into any closing agreement pursuant to section 7121 of the Code or any other agreement with similar Tax purposes;

                           (x) the Company and each of its Subsidiaries has
complied in all material respects with the provisions of the Code relating to the payment and withholding of Taxes;

                           (xi) neither the Company nor any of its
Subsidiaries has (i) been a member of an affiliated group filing a U.S. consolidated federal income Tax Return or an affiliated, consolidated, combined or unitary group for state income Tax Return purposes (other than a group the common parent of which was the Company) or (ii) any liability for Taxes of any Person (other than the Company or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any comparable provision of state, local or foreign law), as a transferee or successor, by contract or otherwise;

                           (xii) all transactions that could give rise to an
understatement of federal income Tax have been adequately disclosed on the Tax Returns of the Company and of its Subsidiaries in accordance with Section 6662(d)(2)(B) of the Code;

                           (xiii) the Company is not a "United States real
property holding corporation" as defined in Section 897 of the Code;

                           (xiv) no power of attorney has been granted by the
Company or any of its Subsidiaries with respect to any matter relating to Taxes which is currently in force;

                           (xv) there is no pending claim that has been
asserted or proposed in writing by any taxing authority of a jurisdiction where the Company and its Subsidiaries do not file Tax Returns to the effect that the Company or one or more of its Subsidiaries is or may have been subject to taxation by that jurisdiction; and

                           (xvi) no amount paid or payable by the Company or
any of its Subsidiaries to any executive officer of the Company or any of its Subsidiaries in connection with the transactions contemplated hereby (either solely as a result thereof or as a result of such transactions in conjunction with any other event) will be an "excess parachute payment" within the meaning of Section 280G of the Code. In addition, Section 162(m) of the Code will not apply to any amount paid or payable by the Company or any of its Subsidiaries under any contract or any Company Benefit Plan currently in effect.

                  (b) For purposes of this Agreement, the following terms shall have the following meanings:

                           (i) "Tax" or "Taxes" means any tax, custom, duty,
governmental fee or other like assessment or charge of any kind whatsoever imposed by any Taxing Authority (including, but not limited to, any federal, state, local, foreign or provincial income, gross receipts, property, sales, use, gains, license, excise, franchise, employment, social security, withholding, payroll, alternative or added minimum, ad valorem, transfer or exercise tax or any disability insurance contributions, unemployment insurance contributions or workers' compensation contributions) together with any interest, addition or penalty imposed thereon.

                           (ii) "Tax Authority" means the Internal Revenue
Service and any other domestic or foreign governmental authority responsible for the administration of any Taxes.

                           (iii) "Tax Returns" means all federal, state,
local and foreign tax returns, declarations, statements, reports, schedules, forms and information returns and any amended tax return relating to Taxes.

                  Section 4.17 Reorganization. None of the Company or any of its Affiliates has taken or agreed to take any action, has failed to take any action or has Knowledge of any fact, agreement, plan or other circumstance that is reasonably likely to prevent the Merger from constituting a reorganization qualifying under the provisions of Section 368(a) of the Code.

                  Section 4.18  Real Property.

                  (a) Ownership of the Premises. The Company or a Subsidiary has good and marketable title to the real property described on Schedule 4.18(a) of the Company Disclosure Schedule and to all of the buildings, structures and other improvements located thereon (collectively, the "Owned Real Property") free and clear of all Liens, except for (i) the Liens described in said Schedule 4.18(a), (ii) Liens for Taxes not yet due and payable, or Liens for Taxes being contested in good faith which are not material or for which adequate reserves have not been taken in accordance with GAAP, (iii) mechanics' and materialmen's liens and similar lien for amounts not more than 60 days overdue or which are being contested in good faith for which final judgments have not been entered and (iv) easements, rights-of-way and other non-monetary encumbrances and other title defects that do not, individually or in the aggregate, materially diminish the value of the Owned Real Property as currently used, occupied and operated, or interfere in any material respect with, or materially increase the cost of, the use, occupancy or operation of the applicable parcel of Owned Real Property as currently used, occupied and operated (collectively, the "Permitted Owned Real Property Exceptions"). The Owned Real Property constitutes all of the real property owned by the Company and its Subsidiaries. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) any certificates of occupancy ("CO") or the equivalent thereof and other permits or approvals required with respect to the buildings, structures and improvements on any of the Owned Real Property have been obtained and are currently in effect, proper and valid; and (ii) to the Knowledge of the Company, there is no reasonable basis or ground for revocation or limitation of any CO issued for the Owned Real Property or the Leased Real Property (as defined below). To the Knowledge of the Company, no written notice from any city, county or other Governmental Entity has been received by the Company or any of its Subsidiaries requiring or calling attention to the need for any material work, repair, construction, alteration or installation on, or in connection with, the Owned Real Property.

                  (b) Leased Properties. Schedule 4.18(b) of the Company Disclosure Schedule is a true, correct and complete schedule of all leases, subleases, and other agreements (collectively, the "Real Property Leases") under which the Company or any Subsidiary uses or occupies or has the right to use or occupy real property that is not Owned Real Property (the land, buildings and other improvements covered by the Real Property Leases being herein called the "Leased Real Property"). Except as Schedule 4.18(b) of the Company Disclosure Schedule identifies upcoming lease expiration dates which may occur prior to the Effective Date, each Real Property Lease is valid, binding and in full force and effect and, to the Knowledge of the Company, no termination event or uncured default (or notice thereof) of a material nature on the part of the Company or its Subsidiaries under any Real Property Lease exists. Except in each case where the failure would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, to the Knowledge of the Company, all rent and other sums and charges owed and payable by the Company or its Subsidiaries as tenants under the Real Property Leases are current. The Company or a Subsidiary owns the leasehold interest under each Real Property Lease free and clear of all Liens, except
(i) as reflected or reserved against in the balance sheets of the Company in the Company SEC Reports filed prior to the date hereof, (ii)(x) general and special assessments that are (A) not in default and (B) payable without penalty or interest, and (iii) the Liens described in Schedule 4.18(b) of the Company Disclosure Schedule, and those other Liens which would not materially affect the use of such Leased Real Property. A true, correct and complete copy of each Real Property Lease has been made available to Parent. The Leased Real Property and the Owned Real Property are hereinafter collectively referred to as the "Real Property."

                  (c) Condemnation and Casualty. There is not any pending, or to the best Knowledge of the Company, threatened or contemplated condemnation proceeding affecting the Real Property or any part thereof, and no sale or other disposition of the Real Property or any part thereof in lieu of condemnation. As of the date hereof, to the Knowledge of the Company, no portion of the Real Property has suffered any material damage by fire or other casualty which has not heretofore been repaired and restored.

                  Section 4.19 Insurance. The Company has obtained and maintained in full force and effect insurance of the type and in amounts customarily carried by persons conducting businesses or owning assets similar to those of the Company and its Subsidiaries.

                  Section 4.20  Customers and Suppliers.

                  (a) In a confidential letter provided in connection with
Section 4.20(a) of the Company Disclosure Schedule, the Company sets forth a list of (i) the names of the top five customers (in alphabetical order) for each of the three main Subsidiaries of the Company to the extent that such customers separately constitute at least 1% of such Subsidiaries' total revenues for the applicable Subsidiary's fiscal year ended December 31, 2000 and (ii) the names of the top five suppliers (in alphabetical order) for each of the three main Subsidiaries of the Company.

                  (b) Except as set forth in Section 4.20(b) of the Company Disclosure Schedule, since December 31, 2000, no material licensor, vendor, supplier, wholesaler, licensee or customer of the Company, or any of its Subsidiaries, has cancelled or otherwise modified its relationship with the Company or its Subsidiaries in a manner that would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect and, to the Company's Knowledge, (i) no such person has expressed any intention to so cancel or otherwise modify its relationship with the Company or any of its Subsidiaries and (ii) the consummation of the transactions contemplated hereby will not adversely affect such relationships.

                  Section 4.21 Transactions with Affiliates. Except (i) as set forth in Section 4.21 of the Company Disclosure Schedule or the Company SEC Reports (ii) for employee compensation or advances in the ordinary course of business or (iii) for the Voting Agreement, since December 31, 2000, (x) there have been no transactions between the Company or any of its Subsidiaries and any stockholder or Affiliate of a stockholder, and (y) there are no agreements between the Company or its Subsidiaries and a stockholder or an Affiliate of a stockholder.

                  Section 4.22 Opinion of Financial Advisor. A special, independent committee of the Company's Board of Directors (the "Special Committee") has received the written opinion of Gleacher & Co. LLC (the "Company Financial Advisor") on or prior to the date hereof, to the effect that, as of the date of such opinion, the Merger Consideration is fair to the stockholders of the Company from a financial point of view, and the Company will deliver a copy of such written opinion to Parent promptly after the date hereof.

                  Section 4.23 Vote Required. At the Stockholders' Meeting, the affirmative vote of the holders of a majority of the votes cast by the holders of the Common Stock entitled to vote at the Stockholders' Meeting are the only votes of the holders of any class or series of capital stock of the Company necessary to adopt this Agreement. The foregoing representation is made in reliance upon the representations by Parent and Acquisition Sub contained in Section 5.5(c) of this Agreement.

                  Section 4.24 Brokers. Except for the Company Financial Advisor (a copy of whose engagement letter has been provided to Parent), no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the Merger based upon arrangements made by or on behalf of the Company.

                  Section 4.25 State Take-over Statutes and Article Eighth. In reliance upon the representations by Parent and Acquisition Sub contained in Section 5.5(c) of this Agreement, the Company represents that the action of the Board of Directors of the Company in approving the Merger and this Agreement is sufficient to render inapplicable to the Merger the provisions of Section 203 of the DGCL and the provisions of Article Eighth of the Company Certificate of Incorporation are inapplicable to this Agreement and the transactions contemplated hereby. To the Knowledge of the Company, no other state take-over statute or similar statute or regulation applies, or purports to apply, to the transactions contemplated hereby. The Board of Directors of the Company has approved the execution of the Voting Agreement by Parent in accordance with Section 203(a)(1) of the DGCL.

                  Section 4.26 Rights Agreement. The Board of Directors of the Company has resolved to, and the Company promptly after the execution hereof will, take all action reasonably necessary to confirm that the Company Rights Agreement has expired by its terms and has not been extended and that no agreement similar thereto has been created or put into effect; and, consequently, the rights found in the terms of the Company Rights Agreement are inapplicable to the Merger, this Agreement, the Voting Agreement and the other transactions contemplated hereby and thereby.

                                  ARTICLE V

                      REPRESENTATIONS AND WARRANTIES OF
                          PARENT AND ACQUISITION SUB

                  Parent, and Acquisition Sub, jointly and severally, represent and warrant to the Company that:

                  Section 5.1 Organization and Qualification. Each of Parent and Acquisition Sub is a corporation duly incorporated, validly existing and in good standing, under the laws of Delaware, and has the requisite corporate power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to have such power, authority and governmental approvals would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect (as defined below). The term "Parent Material Adverse Effect" means any fact, state of facts or circumstances, event, change or effect that is or is reasonably be likely to have a material adverse effect, individually or in the aggregate, on the assets, financial condition, prospects, business, operations or results of operations of Parent and its Subsidiaries taken as a whole.

                  Section 5.2 Certificate of Incorporation and By-Laws. Parent has made available to the Company a complete and correct copy of the certificate of incorporation (the "Parent Certificate of Incorporation") and the by-laws (the "Parent By-laws"), each as amended to date, of Parent. Acquisition Sub has made available to the Company a complete and correct copy of the certificate of incorporation (the "Acquisition Sub Certificate of Incorporation") and the by-laws (the "Acquisition Sub By-laws"), each as amended to date, of Acquisition Sub. The Parent Certificate of Incorporation, the Parent By-laws, the Acquisition Sub Certificate of Incorporation and the Acquisition Sub By-laws are in full force and effect. Parent is not in material violation of any provision of the Parent Certificate of Incorporation or Parent By-laws and Acquisition Sub is not in material violation of the Acquisition Sub Certificate of Incorporation or the Acquisition Sub By-laws.

                  Section 5.3  Capitalization.

                  (a) The authorized capital stock of Parent consists of 600,000,000 shares of Parent Shares and 200,000,000 shares of preferred stock, par value $0.01 per share, of Parent ("Parent Preferred Stock"). As of the close of business on April 30, 2001, (i) 266,051,855 shares of Parent Shares (excluding treasury shares) were issued and outstanding, (ii) 31,282,222 shares of Parent Shares were held by Parent in its treasury, (iii) 10,048,240 shares of Parent Shares were reserved for issuance pursuant to outstanding unexercised employee stock options ("Parent Options") granted pursuant to Parent's stock option plans ("Parent Stock Option Plans") or otherwise and (vi) no shares of Parent Preferred Stock were issued and outstanding. No shares of capital stock of Parent are owned by any Subsidiary of Parent.

                  (b) All shares of capital stock of Parent to be issued in connection with the Merger, when issued pursuant to this Agreement, will be duly authorized, validly issued, fully paid and non-assessable.

                  Section 5.4 Authority Relative to Agreement. Each of Parent and Acquisition Sub has all necessary power and authority to execute and deliver this Agreement, to perform their obligations hereunder and to consummate the Merger. The execution and delivery of this Agreement by Parent and Acquisition Sub and the consummation by Parent and Acquisition Sub of the Merger have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of Parent or Acquisition Sub are necessary to authorize the execution and delivery of this Agreement or to consummate the transactions contemplated hereby (other than, with respect to the Merger, the approval of the Merger by Parent, as the sole stockholder of Acquisition Sub, which Parent hereby agrees to approve in its capacity as sole stockholder, and the filing and recordation of appropriate merger documents as required by the DGCL, which Parent and Acquisition Sub agree to do in accordance with the terms of this Agreement). This Agreement has been duly and validly executed and delivered by Parent and Acquisition Sub and this Agreement constitutes a legal, valid and binding obligation of Parent and Acquisition Sub, enforceable against Parent and Acquisition Sub in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, moratorium, or other similar laws, now or hereafter in effect, affecting creditors' rights generally and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

                  Section 5.5  No Conflict; Required Filings and Consents.

                  (a) The execution and delivery of this Agreement by Parent and Acquisition Sub does not, and the performance of this Agreement by Parent and Acquisition Sub will not, (i) conflict with or violate the Parent Certificate of Incorporation or the Parent By-laws or the Acquisition Sub Certificate of Incorporation or the Acquisition Sub By-laws, (ii) assuming the consents, approvals, authorizations, waivers or permits specified in
Section 5.5(b) have been received and the waiting periods referred to therein have expired, conflict with or violate any Law applicable to Parent or Acquisition Sub or by which any property or asset of Parent or Acquisition Sub is bound or affected or (iii) result in any breach of, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any property or asset of Parent or Acquisition Sub pursuant to, any material note, bond, mortgage, indenture or credit agreement, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences of the type referred to above which would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect and would not prevent or materially delay the consummation of the Merger.

                  (b) The execution and delivery of this Agreement by Parent and Acquisition Sub do not, and the performance of this Agreement by Parent and Acquisition Sub will not, require any consent, approval, authorization, waiver or permit of, or filing with or notification to, any Governmental Entity, except for applicable requirements of the Exchange Act, the Securities Act, Blue Sky Laws, the HSR Act and recordation of appropriate merger documents as required by the DGCL and the rules of the NYSE, and except where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect and would not prevent or materially delay the consummation of the Merger.

                  (c) Parent and Acquisition Sub represent that (i) they do not currently own, and will not own from the date hereof to and including the record date for determination of stockholders entitled to notice to vote upon the Merger, ten (10%) percent or more of the Common Stock and (ii) neither Parent nor Acquisition Sub nor any "associate" (as defined in Section 203 of the DGCL) of either of them is an "interested stockholder" (as defined in
Section 203 of the DGCL) of the Company (except as arising under the Voting Agreement (which the Company has represented herein that it has been approved prior to execution by the Company's Board of Directors in accordance with
Section 203(a)(1) of the DGCL)).

                  Section 5.6 Parent SEC Reports. Parent has filed with the SEC, at or prior to the time due, and has heretofore made available to the Company true and complete copies of, all forms, reports, schedules, statements and other documents required to be filed with the SEC by Parent since January 1, 1997 (together with all information incorporated therein by reference, the "Parent SEC Reports"). As of their respective dates, the Parent SEC Reports complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Parent SEC Reports, and none of the Parent SEC Reports at the time they were filed contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements (including the related notes) of Parent included in the Parent SEC Reports comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP in all material respects and fairly present in all material respects the consolidated financial position of Parent and its consolidated Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal and recurring year-end audit adjustments). Except as, and to the extent, set forth in the Parent SEC Reports, Parent and its Subsidiaries do not have any liability or obligation of any nature (whether accrued, absolute, contingent or otherwise) other than liabilities and obligations which would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

                  Section 5.7 Disclosure Documents. The information supplied by Parent for inclusion in the Form S-4 and the Proxy Statement/Prospectus (including by incorporation by reference) shall not, at (i) the time the Form S-4 is declared effective, (ii) the time the Proxy Statement/Prospectus (or any amendment thereof or supplement thereto) is first mailed to the stockholders of the Company, (iii) the time of the Stockholders' Meeting and
(iv) the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. If, at any time prior to the Effective Time, any event or circumstance relating to Parent or any of its Subsidiaries, or their respective officers or directors, should be discovered by Parent which, pursuant to the Securities Act or Exchange Act, should be set forth in an amendment or a supplement to the Form S-4 or Proxy Statement/Prospectus, Parent shall promptly notify the Company in writing. All documents that Parent is responsible for filing with the SEC in connection with the Merger will comply as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act.

                  Section 5.8 Absence of Certain Changes or Events. Since December 31, 2000, except as disclosed in any Parent SEC Report filed prior to the date hereof or as contemplated hereby, there has not been any change, event or circumstance which, when taken individually or together with all other changes, events or circumstances, has had or which would, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

                  Section 5.9 Reorganization. None of Parent or any of its Affiliates has taken or agreed to take any action, has failed to take any action or has Knowledge of any fact, agreement, plan or other circumstance that is reasonably likely to prevent the Merger from constituting a reorganization qualifying under the provisions of Section 368(a) of the Code.

                  Section 5.10 Brokers. Except for Salomon Smith Barney, which has been engaged solely to furnish a fairness opinion to Parent, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the Merger based upon arrangements made by or on behalf of Parent.

                  Section 5.11 Interim Operations of Acquisition Sub. Acquisition Sub was formed solely for the purpose of engaging in the transactions contemplated hereby and has not engaged, and, until the Effective Time, will not engage, in any business other than in connection with the transactions contemplated hereby.


                                  ARTICLE VI

                    CONDUCT OF BUSINESS PENDING THE MERGER

                  Section 6.1 Conduct of Business by the Company. The Company hereby covenants and agrees that, between the date hereof and the Effective Time, except (x) as expressly contemplated hereby (including, as set forth in Section 6.1 of the Company Disclosure Schedule or as set forth as an exception or qualification to subsections (a) through (p) of this Section
6.1), and (y) as Parent shall otherwise agree in advance in writing, the business of the Company and its Subsidiaries shall be conducted only in, and the Company shall not take any action except in, the ordinary course of business and in a manner consistent with past practice; and the Company and its Subsidiaries shall use commercially reasonable efforts to (i) preserve intact the Company's business organization and maintain its relations with the current officers, employees and consultants of the Company and its Subsidiaries, (ii) maintain in effect all Company Permits and Environmental Permits and (iii) maintain its existing relations with customers, distributors, manufacturers, dealers and suppliers with which the Company and its Subsidiaries have business relations. By way of amplification and not limitation, between the date hereof and the Effective Time, the Company will not, and shall not permit any of its Subsidiaries to, directly or indirectly, do any of the following except in compliance with the exceptions listed above:
                  (a) amend or otherwise change the Company Certificate of Incorporation or the Company By-laws or those (or the equivalent organizational documents) of any of its Subsidiaries;

                  (b) issue, sell, pledge, hypothecate, dispose of, grant, license, encumber or otherwise transfer, or authorize the issuance, sale, pledge, disposition, grant, transfer or encumbrance of, (i) any shares of its or its Subsidiaries' capital stock, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of its or its Subsidiaries' capital stock or any other ownership interest (including any phantom interest), of the Company or any of its Subsidiaries (except for the issuance of shares issuable pursuant to any Company Options and Company Warrants outstanding as of the date hereof), (ii) any assets except for sales of assets in the ordinary course of business consistent with past practice and for the Liens granted in connection with its existing banking lines of credits and loans;

                  (c) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to the Company's capital stock;

                  (d) in the case of the Company, reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock;

                  (e) (i) acquire (including by merger, consolidation, or acquisition of stock or assets), or otherwise make any investment in, any corporation, partnership, limited liability company, other business organization or any division thereof, or any material amount of assets, (ii) enter into any material contract, agreement or transaction, other than (x) in the ordinary course of business, and (y) which would not be reasonably likely to prevent or materially delay the consummation of the Merger, (iii) authorize any capital expenditures which are, in the aggregate, in excess of 125% of the amounts currently budgeted for the fiscal year 2001 or set forth in Section 6.1(e) of the Company Disclosure Schedule, or (iv) enter into or amend any contract, agreement, commitment or arrangement which would require the Company to take any action prohibited by this subsection (e);

                  (f) incur any indebtedness for borrowed money, issue any debt securities, assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any Person, agree to amend or otherwise modify in any manner any agreement or instrument pursuant to which the Company has incurred indebtedness, or make any loans or advances, except in the ordinary course of business and consistent with past practice, except the refinancing of existing indebtedness, borrowings under commercial paper programs in the ordinary course of business or borrowings under existing bank lines of credit in the ordinary course of business;

                  (g) except as required by Law or by the terms of any collective bargaining agreement or other agreement currently in effect between the Company or any Subsidiary of the Company and any employee thereof and, except to any Person who is not a corporate officer of the Company, for increases in the ordinary course of business in accordance with past practices, increase the compensation payable or to become payable to its employees, or grant any severance or termination pay to, or enter into any employment or severance agreement with, any director or executive officer of it or any of its Subsidiaries, or establish, adopt, enter into or amend in any material respect or take action to accelerate any rights or benefits under any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director, corporate officer or employee, provided that this subsection shall not prevent the Company or any of its Subsidiaries from making severance payments to the extent contractually obligated under contractual arrangements currently existing at the Company or such Subsidiary and previously disclosed to Parent;

                  (h) change in any respect (except as required by the SEC or changes in GAAP or applicable law which become effective after the date hereof) any accounting policies, practices or procedures;

                  (i) make any material Tax election or settle or compromise any material claim, action, suit, litigation, proceeding, audit or controversy relating to Taxes; or make a material change to any of its methods of reporting income, deductions or accounting for federal income tax purposes from those employed in the preparation of its federal income Tax Return for the taxable year ending December 31, 1999, except as may be required by law;

                  (j) enter into any contract, agreement, lease, license, permit, franchise or other instrument or obligation which, if in existence and known to the Company prior to the date hereof would have resulted in a breach of Section 4.5;

                  (k) materially modify, amend or terminate any of the agreements material to the Company or its Subsidiaries or waive, release or assign any material rights or claims, except in the ordinary course of business consistent with past practice;

                  (l) settle or compromise any arbitration, action, suit, investigation or proceeding, other than in the ordinary course of business consistent with past practice;

                  (m) amend or waive any right under any agreement with any Affiliate of the Company (other than its Subsidiaries) or with any stockholder of the Company or any of its Subsidiaries or any Affiliate of any such stockholder, other than as may be done in the ordinary course of business and that is not material, individually or in the aggregate, to the Company and its Subsidiaries taken as a whole;

                  (n) take, or agree to commit to take, any action that would make any representation or warranty of the Company contained herein inaccurate in any material respect at, or as of any time prior to, the Effective Time;

                  (o) renew, extend or replace any of the Company's Real Property Leases scheduled to expire prior to the Closing; or

                  (p) enter into, or publicly announce an intention to enter into, any contract, agreement, commitment, plan or arrangement to, do any of the foregoing actions set forth in this Section 6.1.

                  Section 6.2 Conduct of Business by Parent. Parent will not do, directly or indirectly, any of the following:

                  (a) amend or otherwise change, in a material respect, the Parent Certificate of Incorporation or the Parent By-laws; or

                  (b) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to Parent's capital stock other than regular, quarterly cash dividends consistent with past practice (including increases consistent with past practice) payable by Parent or dividends payable by a Parent Subsidiary to another Parent Subsidiary or Parent.

                  (c) change in any material respect (except as required by the SEC or changes in GAAP or applicable law which become effective after the date hereof) any accounting policies, practices or procedures;

                  (d) take, or agree to commit to take, any action that would make any representation or warranty of Parent and Acquisition Sub contained herein inaccurate in any material respect at, or as of any time prior to, the Effective Time; or

                  (e) enter into, or publicly announce an intention to enter into, any contract, agreement, commitment, plan or arrangement to, do any of the foregoing actions set forth in this Section 6.2.

                  Section 6.3 Certain Tax Matters. During the period from the date hereof to the Effective Time, the Company shall, and shall cause each of its Subsidiaries to, (i) timely file all Tax Returns and Forms 5500 ("Post-Signing Returns") required to be filed by it, (ii) timely pay all Taxes due and payable in respect of such Post-Signing Returns that are so filed, (iii) accrue a reserve in its books and records and financial statements in accordance with past practice for all Taxes payable by it for which no Post-Signing Return is due prior to the Effective Time, (iv) promptly notify Parent of any suit, claim, action, investigation, proceeding or audit (collectively, "Actions") pending against or with respect to the Company or any of its Subsidiaries in respect of any Tax and not settle or compromise any such Action without Parent's consent (unless a settlement or compromise can be reached for an amount that is not material to the Company or any of its Subsidiaries), (v) not make any material Tax election without Parent's consent and (vi) cause any and all existing Tax sharing agreements, Tax indemnity obligations and similar agreements, arrangements and practices with respect to Taxes to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is otherwise bound to be terminated as of the Closing Date so that after such date neither the Company nor any of its Subsidiaries shall have any further rights or liabilities thereunder.



                                 ARTICLE VII

                            ADDITIONAL AGREEMENTS

                  Section 7.1  No Solicitation.

                  (a) The Company shall not, and shall cause its Subsidiaries not to, and will use its reasonable best efforts to see that its officers, directors, employees, investment bankers, consultants, attorneys, accountants, agents and other representatives (collectively, "Representatives") do not, directly or indirectly: (i) solicit, initiate, or knowingly encourage, or take any action to facilitate the making of any Acquisition Proposal (as defined in Section 7.1(d)) or any inquiry with respect thereto; (ii) enter into any agreement with respect to any Acquisition Proposal; or (iii) engage in discussions or negotiations with, or afford access to or provide any nonpublic information or data relating to the Company or its Subsidiaries to any Person relating to any Acquisition Proposal, or otherwise cooperate with, or assist or participate in, facilitate or knowingly encourage an effort or attempt by any Person to do or seek any of the foregoing; provided, however, that in the event an unsolicited written Acquisition Proposal for the Company or any of its Subsidiaries is received by the Company not in violation of this Section 7.1(a), the Company may (X) furnish confidential information with respect to the Company and its Subsidiaries to the Person making such Acquisition Proposal and the Person's Affiliates and representatives pursuant to a customary confidentiality agreement and (Y) participate in discussions and engage in negotiations with the Person and the Person's Affiliates and representatives regarding such Acquisition Proposal, in response to an unsolicited written Acquisition Proposal if, but only if, the Board of Directors of the Company, or the Special Committee, concludes in good faith and on the basis of (1) advice from financial advisors that such Acquisition Proposal involves consideration to the holders of the Company's Common Stock which is reasonably likely to result in a Superior Proposal (as defined in Section 7.1(d) to the Merger set forth in this Agreement and (2) consultation with independent outside counsel that the failure to discuss, negotiate and consider such Acquisition Proposal could constitute a violation of the fiduciary duties of the Company's Board of Directors, or its Special Committee, under applicable Law; and provided, further, that the Company shall notify Parent promptly in writing of any inquiries, expressions of interest, proposals or offers received by the Company or any of the Company's representatives relating to any Acquisition Proposal or possibility or consideration of making an Acquisition Proposal indicating, in connection with such notice, the terms and conditions of any such Acquisition Proposal and, if the Acquisition Proposal is formally made, the name of the Person making the Acquisition Proposal. The Company hereby agrees to furnish promptly to Parent copies of any confidential information provided to the Person making any such Acquisition Proposal, or itemize such confidential information to the extent same has previously been given or made available to Parent. In addition, the Company hereby agrees that it will take the necessary steps promptly to inform each Person making an Acquisition Proposal of the obligations undertaken in this Section 7.1.

                  (b) Nothing contained herein shall prohibit the Company (i) from taking and disclosing to its stockholders a position contemplated by Rule 14d-9 or Rule 14e-2 promulgated under the Exchange Act or (ii) from making any disclosure to its stockholders if, in the good faith judgment of the Board of Directors of the Company, or its Special Committee, after consultation with independent outside counsel, failure to so disclose could constitute a violation of the fiduciary duties of the Board of Directors, or its Special Committee, under applicable Law.

                  (c) Neither the Board of Directors of the Company nor its Special Committee thereof shall, except as expressly permitted by Section 7.1(a) and this Section 7.1(c), (i) withdraw, qualify or modify, or propose publicly to withdraw, qualify or modify, in a manner adverse to Parent or Acquisition Sub, the approval or recommendation by such Board of Directors or its Special Committee of the Merger or this Agreement, (ii) approve or recommend, or propose publicly to approve or recommend, any Acquisition Proposal, or (iii) cause the Company to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement related to any Acquisition Proposal. Notwithstanding the foregoing, in the event that prior to the adoption of this Agreement by the holders of the Company's Common Stock, the Board of Directors of the Company, or its Special Committee, determines in good faith, after it has received a Superior Proposal (as defined below) and after consultation with independent outside counsel that the failure to do so could constitute a violation of fiduciary duties of the Company's Board of Directors, or its Special Committee, under applicable Law, the Board of Directors of the Company, or its Special Committee, may (subject to this and the following sentences) inform Company stockholders that it no longer believes that the Merger or this Agreement is advisable and no longer recommends approval (a "Subsequent Determination"), but only at a time that is after the fifth business day following Parent's receipt of written notice advising Parent that the Board of Directors of the Company, or its Special Committee, has received a Superior Proposal specifying the material terms and conditions of such Superior Proposal, identifying the person making such Superior Proposal, and stating that it intends to make a Subsequent Determination. After providing such notice, the Company shall provide a reasonable opportunity to Parent to make such adjustments in the terms and conditions of this Agreement as would enable the Company to proceed with its recommendation to stockholders without making a Subsequent Determination; provided however, that any such adjustments shall be at the discretion of the parties at such time. Notwithstanding any other provision of this Agreement, the Company shall submit this Agreement to its stockholders whether or not the Board of Directors of the Company, or its Special Committee, makes a Subsequent Determination, unless Parent has terminated this Agreement pursuant to an applicable provision of Section 9.1.

                  (d) The Company agrees that it will take the necessary steps promptly to inform its Representatives of the obligations undertaken in this Section 7.1. The Company shall, and shall cause its Subsidiaries to, immediately cease and cause to be terminated, and use its reasonable best efforts to cause its Representatives to, immediately cease and cause to be terminated, all discussions and negotiations, if any, that have taken place prior to the date hereof with any Persons with respect to any Acquisition Proposal and shall request the return or destruction of all confidential information provided to any such Person. For purposes of this Agreement, "Acquisition Proposal" means any written offer or proposal for, or any indication of interest in, any (i) direct or indirect acquisition or purchase of a business or asset of the Company or any of its Subsidiaries that constitutes 20% or more of the net revenues, net income or assets of the Company and its Subsidiaries, taken as a whole; (ii) direct or indirect acquisition or purchase of 20% or more of any class of equity securities of the Company or any of its Subsidiaries whose business constitutes 20% or more of the net revenues, net income or assets of the Company and its Subsidiaries, taken as a whole; (iii) tender offer or exchange offer that, if consummated, would result in any Person beneficially owning 20% or more of any class of equity securities of the Company, or any of its Subsidiaries whose business constitutes 20% or more the net revenues, net income or assets of the Company and its Subsidiaries, taken as a whole; or (iv) merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of its Subsidiaries whose business constitutes 20% or more of the net revenue, net income or assets of the Company and its Subsidiaries, taken as a whole, other than the transactions contemplated hereby. For purposes of this Agreement, "Superior Proposal" means any bona fide written Acquisition Proposal obtained not in breach of this Section 7.1 made by a Person the terms of which Acquisition Proposal the Board of Directors of the Company, or its Special Committee, determines in its good faith judgment (after consultation with the Company Financial Advisor, or another financial advisor of nationally recognized reputation) to be more favorable (other than in immaterial respects) to the Company's stockholders than the Merger taking into account all relevant factors (including (x) whether, in the good faith judgment of the Board of Directors of the Company, or its Special Committee, after obtaining advice from the Company Financial Advisor, or another financial advisor of nationally recognized reputation, the Person is reasonably able to finance the transaction, (y) the likelihood that such Acquisition Proposal will be consummated and (z) any proposed changes to this Agreement that may be proposed by Parent in response to the Acquisition Proposal).

                  Section 7.2  Form S-4; Proxy Materials.

                  (a) As promptly as practicable after the execution of this Agreement, (i) the Company shall prepare and shall cause to be filed with the SEC a proxy statement (together with any amendments thereof or supplements thereto, the "Proxy Statement/Prospectus") relating to the meeting of the Company's stockholders to be held to consider approval and adoption of this Agreement (the "Stockholders' Meeting") and (ii) Parent shall prepare and file with the SEC a registration statement on Form S-4 (together with all amendments thereto, the "Form S-4") in which the Proxy Statement/Prospectus shall be included as a prospectus, in connection with the registration under the Securities Act of the Parent Shares to be issued to the stockholders of the Company pursuant to the Merger. Each of Parent and the Company shall use all reasonable efforts to cause the Form S-4 to become effective at such time as they shall agree, and, prior to the effective date of the Form S-4, Parent shall use all reasonable efforts to take all or any action required under any applicable federal or state securities Laws in connection with the issuance of Parent Shares pursuant to the Merger. Each of Parent and the Company shall furnish all information concerning it as may reasonably be requested by the other party in connection with such actions and the preparation of the Proxy Statement/Prospectus and the Form S-4. As promptly as practicable after the Form S-4 shall have become effective, the Company shall mail the Proxy Statement/Prospectus to its stockholders. Each of Parent and the Company shall also promptly file, use all of their respective reasonable efforts to cause to become effective as promptly as practicable and, if required, mail to the Company's stockholders, any amendment to the Form S-4 or Proxy Statement/Prospectus which may become necessary after the date the Registration Statement is declared effective.

                  (b) No amendment or supplement to the Proxy
Statement/Prospectus or the Form S-4 will be made by Parent or the Company without the approval of the other party, which shall not be unreasonably withheld or delayed. Each of Parent and the Company will advise the other, promptly after it receives notice thereof, of the time when the Form S-4 has become effective or any supplement or amendment has been filed, the issuance of any stop order, the suspension of the qualification of the Parent Shares issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Proxy Statement/Prospectus or the Form S-4 or comments thereon and responses thereto or requests by the SEC for additional information.

                  Section 7.3  Stockholders' Meetings.

                  (a) The Company shall call the Stockholders' Meeting, for the purpose of voting upon the adoption of this Agreement, and the Company shall hold the Stockholders' Meeting as soon as practicable after the date on which the Form S-4 becomes effective. Subject to the terms of this Agreement, the Company shall solicit from its stockholders proxies in favor of the adoption of this Agreement, and shall take all other action reasonably necessary or advisable to secure the vote of its stockholders, required by the AMEX or the DGCL, as applicable, and to obtain approval by its stockholders of the transactions contemplated hereby (the "Company Stockholder Approval").

                  (b) Subject to the terms of this Agreement, the Board of Directors of the Company shall recommend approval and adoption of this Agreement and the Merger by the Company's stockholders.

                  Section 7.4  Appropriate Action; Consents; Filings.

                  (a) Each of the parties hereto shall promptly make its respective filings, and thereafter make any other required submissions under the HSR Act with respect to the transactions contemplated herein. The parties hereto will use their respective commercially reasonable efforts to consummate and make effective the transactions contemplated hereby and to cause the conditions to the Merger set forth in Article VIII to be satisfied, and will do so in a manner designed to obtain such regulatory clearance and the satisfaction of such conditions as expeditiously as possible.

                  (b) Each of Parent and the Company shall, or shall cause its respective Subsidiaries to, give any notices to third parties, and each of Parent and the Company shall, and shall cause each of its Subsidiaries to, use its respective commercially reasonable efforts to obtain any third party consents, necessary, proper or advisable to consummate the Merger. Each of the parties hereto will furnish to the other such reasonably necessary information and reasonable assistance as the other may request in connection with the preparation of any required governmental filings or submissions and will cooperate in responding to any inquiry from a Governmental Entity, including promptly informing the other party of such inquiry, consulting in advance before making any presentations or submissions to a Governmental Entity, and supplying each other with copies of all material correspondence, filings or communications between either party and any Governmental Entity with respect to this Agreement.

                  Section 7.5  Access to Information; Confidentiality.

                  (a) From the date hereof to the Effective Time, to the extent permitted by applicable Law and Contracts to which the Company is party thereto, the Company and its Subsidiaries will (i) provide to Parent and its Representatives access during normal business hours to all offices, properties, personnel, books and records, information and documents which Parent may reasonably request regarding the business, assets, liabilities, employees and other aspects of the Company and its Subsidiaries and (ii) instruct the Company's and its Subsidiaries' employees, counsel and financial advisors to cooperate with Parent in its investigation of the business of the Company and its Subsidiaries; provided, however, that the Company shall not be required to provide access to any information or documents which would breach any agreement with any third-party.

                  (b) The parties shall comply with, and shall cause their respective Representatives to comply with, all of their respective obligations under the Confidentiality Agreement dated January 24, 2001 (the "Confidentiality Agreement") between Parent and the Company.

                  (c) No investigation pursuant to this Section 7.5 shall affect any representation or warranty contained herein of any party hereto or any condition to the obligations of the parties hereto.

                  Section 7.6 Directors' and Officers' Indemnification and Insurance.

                  (a) The certificate of incorporation and by-laws of the Surviving Corporation shall contain the provisions with respect to indemnification set forth in the Company Certificate of Incorporation and the Company By-laws on the date hereof, which provisions shall not be amended, repealed or otherwise modified for a period of six years after the Effective Time in any manner that would adversely affect the rights thereunder of individuals who at any time prior to the Effective Time were officers, directors or employees of the Company in respect of actions or omissions occurring at or prior to the Effective Time (including the transactions contemplated hereby), unless such modification is required by law.

                  (b) The Surviving Corporation shall maintain in effect for six (6) years from the Effective Time directors' and officers' liability insurance covering those Persons who are currently covered by the Company's directors' and officers' liability insurance policy on terms comparable to such existing insurance coverage; provided, however, that in no event shall the Surviving Corporation be required to expend pursuant to this Section 7.6(b) more than an amount per year equal to 150% of current annual premiums paid by the Company for such insurance and; provided, further, that if the annual premiums exceed such amount, Parent shall be obligated to obtain a policy with the greatest coverage available for an annual cost not exceeding such amount. In lieu of the foregoing, the Surviving Corporation shall pay at or prior to the Closing for tail insurance coverage for said directors and officers for said six (6) year period if such coverage is available and on the terms and at the costs specified in Section 7.6(b) of the Company Disclosure Schedule.

                  (c) In addition to the other rights provided for in this
Section 7.6 and not in limitation thereof (but without in any way limiting or modifying the obligations of any insurance carrier contemplated by Section 7.6(b)), Parent shall honor all indemnification obligations under the Company Certificate of Incorporation, the Company By-laws and any indemnification agreements between the Company and any Person (all copies of which have been previously provided to Parent) as same exist, if at all, as of the date hereof.

                  Section 7.7 Notification of Certain Matters. The Company shall give prompt written notice to Parent, and Parent shall give prompt written notice to the Company, of (i) the occurrence, or nonoccurrence, of any event the occurrence, or nonoccurrence, of which would be likely to cause any representation or warranty contained herein to be untrue or inaccurate in any material respect at or prior to the Effective Date and (ii) any material failure of the Company or Parent, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 7.7 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

                  Section 7.8 Tax Treatment. The Agreement is intended to constitute a "plan of reorganization" within the meaning of Section 1.368-2(g) of the income tax regulations promulgated under the Code. Neither the Company nor Parent nor their Affiliates shall directly or indirectly (without the consent of the other) knowingly take any action, that would be reasonably likely to jeopardize the intended Tax treatment of the transactions contemplated hereby. Letters whereby the Company and Parent have made certain representations concerning their respective actions and future intentions are incorporated by reference and attached hereto as Exhibit B and Exhibit C, respectively.

                  Section 7.9 Stock Exchange Listing. Parent shall as promptly as reasonably practicable prepare and submit to the NYSE a listing application covering the Parent Shares to be issued in the Merger and the Parent Shares underlying Company Options and Company Warrants outstanding immediately prior to the Effective Time and shall use its reasonable best efforts to cause such shares to be approved for listing on the NYSE prior to the Effective Time.

                  Section 7.10 Public Announcements. Each of Parent and the Company shall consult with the other before issuing any press release or otherwise making any public statements with respect to this Agreement and shall not issue any such press release or make any such public statement without the prior consent of the other (which consent shall not be unreasonably withheld or delayed), except as may be required by Law or any listing agreement with the NYSE and the AMEX to which Parent or the Company is a party.

                  Section 7.11 Affiliates of the Company. The Company hereby agrees that prior to the date of the Stockholders' Meeting, the Company will deliver to Parent a letter identifying all Persons who may be deemed Affiliates of the Company under Rule 145 of the Securities Act, including all directors and executive officers of the Company, and the Company hereby agrees to advise the Persons identified in such letter of the resale restrictions imposed by applicable securities laws. The Company shall use its reasonable efforts to obtain as soon as practicable after the Company's delivery of such letter from each Person identified in such letter a written agreement, substantially in the form of Exhibit D.

                  Section 7.12  Employee Matters.

                  (a) During the one-year period commencing on the Effective Date, Parent shall, or shall cause the Surviving Corporation to, provide to employees and former employees of the Company and any of its Subsidiaries ("Company Employees") employee benefits that, in the aggregate, are substantially comparable to the benefits being provided to Company Employees as of the date hereof under the Company Benefit Plans.

                  (b) Parent and Acquisition Sub specifically agree to honor the change of control, severance and bonus provisions for certain employees of the Company, as further referenced in Section 7.12(b) of the Company Disclosure Schedule.

                  (c) In addition, Parent agrees to cause the Surviving Corporation to honor, following the Effective Time, the Company Benefit Plans as set forth in Section 7.12(e).

                  (d) Except to the extent necessary to avoid duplication of benefits, Parent will, or will cause the Surviving Corporation to, give Company Employees full credit for purposes of eligibility and vesting (but not for purposes of benefit accrual) under any employee benefit plans or arrangements maintained by Parent, the Surviving Corporation or any Subsidiary of Parent in which such employees are eligible to participate for such employees' service with the Company to the same extent recognized by the Company immediately prior to the Effective Time. Parent will, or will cause the Surviving Corporation to (i) waive all limitations as to preexisting conditions exclusions and waiting periods with respect to participation and coverage requirements applicable to Company Employees under any welfare plan that such employees may be eligible to participate in after the Effective Time, other than limitations or waiting periods that are already in effect with respect to such employees and that have not been satisfied as of the Effective Time under any welfare plan maintained for the Company Employees immediately prior to the Effective Time, and (ii) provide each Company Employee with credit for any co-payments and deductibles paid prior to the Effective Time in satisfying any applicable deductible or out-of-pocket requirements under any welfare plans that such employees are eligible to participate in after the Effective Time.

                  (e) Without limiting the generality of Section 7.12(a), the Surviving Corporation shall, or shall cause its Subsidiaries to, honor, in accordance with the terms of the Company Benefit Plans, and shall, or shall cause its Subsidiaries to, make required payments when due under, all Company Benefit Plans maintained or contributed to by the Company or any of its Subsidiaries or to which the Company or any of its Subsidiaries is a party (including employment, incentive and severance agreements and arrangements), that are applicable with respect to any Company Employee or any director of the Company or any of its Subsidiaries (whether current, former or retired) or their beneficiaries; provided, however, that the foregoing shall not preclude the Surviving Corporation or any of its Subsidiaries from amending or terminating any Company Benefit Plan in accordance with its terms.

                  Section 7.13 Further Assurances. At and after the Effective Time, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of the Company or Acquisition Sub, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Acquisition Sub, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

                  Section 7.14 Letters of the Company's Accountants. The Company shall use commercially reasonable efforts to cause to be delivered to Parent two "comfort" letters in customary form from Arthur Andersen LLP, the Company's independent public accountants, the first of which shall be dated a date within two business days before the date on which the Form S-4 shall become effective and the second of which letter shall be dated a date within two business days before the Closing Date, each of which shall be addressed to Parent.

                  Section 7.15 Consulting Agreement. Parent and Sullivan will enter into a consulting agreement, dated as of the Closing Date (the "Consulting Agreement"), substantially in the form of Exhibit E hereto.

                  Section 7.16 Non-Competition Agreement. Sullivan will enter into a non-competition agreement, dated as of the Closing Date (the "Non-Competition Agreement"), in favor of Parent, the Surviving Corporation and their respective successors, substantially in the form of Exhibit F hereto.


                                 ARTICLE VIII

                           CONDITIONS TO THE MERGER

                  Section 8.1 Conditions to the Obligations of Each Party. The obligations of the Company, Parent and Acquisition Sub to consummate the transactions contemplated hereby are subject to the satisfaction (or, if permissible, waiver by the party for whose benefit such conditions exist) of the following conditions:

                  (a) this Agreement shall have been adopted by the affirmative vote of the holders of a majority of the outstanding stock of the Company entitled to vote thereon at the Stockholders' Meeting, or at any adjournment or postponement thereof, in accordance with the DGCL;

                  (b) any applicable waiting period under the HSR Act relating to the Merger shall have expired or been terminated;

                  (c) no Governmental Entity or court of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law, rule, regulation, executive order or Order which is then in effect and has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger;

                  (d) the Form S-4 shall have been declared effective, and no stop order suspending the effectiveness of the Form S-4 shall be in effect and no proceedings for such purpose shall be pending before or threatened by the SEC;

                  (e) all authorizations, consents, waivers, orders or approvals for the Merger required to be obtained, and all other filings, notices or declarations required to be made, by Parent and the Company prior to the consummation of the Merger and the transactions contemplated hereunder, shall have been obtained from, and made with, all required Governmental Entities, except for such authorizations, consents, waivers, orders, approvals, filings, notices or declarations the failure to obtain or make which would not have a Company Material Adverse Effect or a Parent Material Adverse Effect, as applicable, or after the Effective Time, a material adverse effect on the Surviving Corporation; and

                  (f) the Parent Shares issuable to the Company's stockholders in the Merger and to holders of Company Options and Company Warrants outstanding immediately prior to the Effective Time shall have been authorized for listing on the NYSE, upon official notice of issuance.

                  Section 8.2 Conditions to the Obligations of Parent and Acquisition Sub. The obligations of Parent and Acquisition Sub to consummate the transactions contemplated hereby are subject to the satisfaction or waiver by Parent of the following further conditions:

                  (a) each of the representations and warranties of the Company contained herein shall be true and correct in all material respects, in each case as of the Effective Time as though made on and as of the Effective Time (except to the extent expressly made as of an earlier date, in which case, as of such date); provided that the representations and warranties set forth in Sections 4.3, 4.4 and 4.23 shall be true and correct in all respects;

                  (b) the Company shall have performed or complied in all material respects with all agreements and covenants required hereby to be performed or complied with by it on or prior to the Effective Time;

                  (c) Parent shall have received a written opinion of Skadden, Arps, in form and substance reasonably satisfactory to Parent, dated as of the Closing Date, to the effect that the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code. The issuance of such opinion shall be conditioned upon the receipt of customary representation letters from each of Parent, Acquisition Sub and the Company, all of which are consistent with the state of facts existing as of the Effective Time, and such facts, representations and assumptions as are set forth in such opinion. Each of the customary representation letters of the Company, Acquisition Sub and Parent shall include the representations substantially identical to those agreed upon concurrently herewith by the Company, Parent and Acquisition Sub, as set forth in Exhibit B hereto, and shall be dated on or before the date of such opinion and shall not have been withdrawn or modified in any material respect; and

                  (d) the Company shall have furnished Parent with a certificate dated the Closing Date signed on behalf of the Company by its President or any Vice President to the effect that the conditions set forth in Section 8.2(a) and (b) have been satisfied.

                  Section 8.3 Conditions to the Obligations of the Company. The obligations of the Company to consummate the transactions contemplated hereby are subject to the satisfaction or waiver by the Company of the following further conditions:

                  (a) each of the representations and warranties of Parent and Acquisition Sub contained herein shall be true and correct in all material respects, in each case as of the Effective Time as though made on and as of the Effective Time (except to the extent expressly made as of an earlier date, in which case, as of such date); provided, that the representations and warranties set forth in Sections 5.3 and 5.4 shall be true and correct in all respects;

                  (b) Parent and Acquisition Sub shall have performed or complied in all material respects with all agreements and covenants required hereby to be performed or complied with by it on or prior to the Effective Time; and

                  (c) the Company shall have received a written opinion of Sills Cummis, in form and substance reasonably satisfactory to the Company, dated as of the Closing Date, to the effect that the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code. The issuance of such opinion shall be conditioned upon the receipt of customary representation letters from each of Parent, Acquisition Sub and the Company, all of which are consistent with the state of facts existing as of the Effective Time, and such facts, representations and assumptions as are set forth in such opinion. Each of the customary representation letters of the Company, Acquisition Sub and Parent shall include the representations substantially identical to those agreed upon concurrently herewith by the Company, Parent and Acquisition Sub, as set forth in Exhibit C hereto, and shall be dated on or before the date of such opinion and shall not have been withdrawn or modified in any material respect; and

                  (d) Parent and Acquisition Sub shall have furnished the Company with a certificate dated the Closing Date signed on behalf of Parent, or Acquisition Sub as applicable, by its President or any Vice President to the effect that the conditions set forth in Section 8.3(a) and (b) have been satisfied.

                                  ARTICLE IX

                      TERMINATION, AMENDMENT AND WAIVER

                  Section 9.1 Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, notwithstanding any requisite approval and adoption of this Agreement, as follows:

                  (a)   by mutual written consent of Parent and the Company;

                  (b) by Parent, if the Voting Agreement is not executed within one business day following the execution of this Agreement;

                  (c) by either Parent or the Company, if the Merger shall not have occurred on or before October 31, 2001 (the "Termination Date"); provided, however, that the right to terminate this Agreement under this
Section 9.1(c) shall not be available to any party whose willful and material breach of this Agreement has been the cause of, or resulted in, the failure of the Merger to occur on or prior to such date;

                  (d) by Parent, if there is a breach by the Company of any representation, warranty, covenant or agreement contained in this Agreement that if not cured, would cause a condition set forth in Section 8.2(a) or (b) not to be satisfied as of the Termination Date; provided that such breach is
(i) incapable of being cured as of the Termination Date or (ii) capable of being cured (so as to satisfy the conditions set forth in Section 8.2(a) and (b)) as of the Termination Date, but the Company shall not have cured such breach within twenty (20) business days after written notice thereof shall have been received by the Company;

                  (e) by the Company, if there is a breach by Parent of any representation, warranty, covenant or agreement contained in this Agreement that if not cured, would cause a condition set forth in Section 8.3(a) or (b) not to be satisfied as of the Termination Date; provided that such breach is
(i) incapable of being cured as of the Termination Date or (ii) capable of being cured (so as to satisfy the conditions set forth in Section 8.3(a) and (b)) as of the Termination Date, but Parent shall not have cured such breach within twenty (20) business days after written notice thereof shall have been received by Parent;

                  (f) by either Parent or the Company, if any Governmental Entity shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated hereby, and such order, decree, ruling or other action shall have become final and nonappealable;

                  (g) by Parent, if (i) the Board of Directors of the Company shall have failed to recommend or shall have withdrawn or modified in a manner adverse to Parent its approval or recommendation of this Agreement or the transactions contemplated hereby, whether or not permitted by the terms hereof, or shall have failed to call the Stockholders' Meeting in accordance with Section 7.3; (ii) the Board of Directors of the Company or the Special Committee shall have recommended to the stockholders of the Company a Superior Proposal; (iii) an Acquisition Proposal other than the Merger shall have been announced or otherwise become publicly known and the Board of Directors of the Company shall have failed to recommend against acceptance of such Acquisition Proposal by the Company's stockholders within ten (10) business days of its receipt; (iv) the Board of Directors of the Company shall have resolved to do any of the foregoing; (v) the Voting Agreement shall have been terminated pursuant to Section 6(ii) thereof or (vi) the Company shall have entered into any letter of intent, agreement in principle, acquisition agreement or other similar agreement related to any Acquisition Proposal;

                (h) by the Company, if (i) the Board of Directors of the Company authorizes the Company, subject to complying with the terms of this Agreement, to enter into a binding written agreement concerning a transaction that constitutes a Superior Proposal and the Company notifies Parent in writing that it intends to enter into such an agreement, attaching the most current version of such agreement (or a description of all material terms and conditions thereof) to such notice and (ii) Parent does not make, within five
(5) business days of receipt of the Company's written notification of its intention to enter into a binding agreement for a Superior Proposal, an offer that the Board of Directors of the Company determines, in good faith after consultation with its financial advisors, is at least as favorable to the shareholders of the Company as the Superior Proposal, it being understood that the Company shall not enter into any such binding agreement during such five business day period; or

                (i) by either Parent or the Company, if the approval of the transactions contemplated hereby by the stockholders of the Company required for the consummation of the Merger as set forth in Section 8.1(a) shall not have been obtained by reason of the failure to obtain such required vote at a duly held Stockholders' Meeting or at any adjournment or postponement thereof.

                Section 9.2 Effect of Termination. Subject to Section 9.5, in the event of termination of this Agreement pursuant to Section 9.1, this Agreement shall forthwith become void, there shall be no liability under this Agreement on the part of Parent, Acquisition Sub or the Company or any of their respective officers or directors and all rights and obligations of each party hereto shall cease; provided, however, that nothing herein shall relieve any party from liability for fraud or a willful and material breach of any of its representations, warranties, covenants or agreements set forth herein.

                  Section 9.3 Amendment. This Agreement may be amended by mutual agreement of the parties hereto by action taken at any time prior to the Effective Time; provided, however, that, after the approval and adoption of this Agreement by the stockholders of the Company, there shall not be any amendment that by Law requires further approval by the stockholders of the Company without the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.

                  Section 9.4 Waiver. At any time prior to the Effective Time, any party (to the extent the party has authority under Law to do so) hereto may (i) extend the time for the performance of any obligation or other act of any other party hereto, (ii) waive any inaccuracy in the representations and warranties contained herein or in any document delivered pursuant hereto and (iii) subject to the proviso of Section 9.3, waive compliance with any agreement or condition contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

                  Section 9.5 Expenses.

                  (a) Except as set forth in this Section 9.5, all expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses, whether or not the Merger or any other transaction is consummated; it being expressly understood and agreed that if the transactions contemplated hereby take place and the Merger takes effect, the expenses incurred by the Company will be borne by the Company and shall not be deducted from the Merger Consideration or otherwise imposed directly upon the Company's stockholders. While bearing their own legal, accountant, investment banker, consultant and expert fees, the Company and Parent each shall pay one-half of all expenses relating to
(i) printing, filing and mailing the Form S-4 and the Proxy Statement/Prospectus and all SEC and other regulatory filing fees incurred in connection with the Form S-4, the Proxy Statement/Prospectus and (ii) any filing with antitrust authorities; provided, however, that Parent shall pay all Expenses relating to the Exchange Agent.

                  (b) The Company shall pay to Parent an amount equal to two million dollars ($2,000,000) in any case as described in clause (i), (ii) or
(iii) below (each such case of termination being referred to as a "Trigger Event") (by wire transfer of immediately available funds five (5) days after termination of this Agreement pursuant to Section 9.1(g) by Parent, or concurrently with termination of this Agreement if terminated by the Company under the provisions of Section 9.1(h), or concurrently with the execution of the definitive agreement under the circumstances set forth in Section 9.5(b)(iii) below), if:

                           (i) the Company shall terminate this Agreement
pursuant to Section 9.1(h);

                           (ii) Parent shall terminate this Agreement
pursuant to Section 9.1(g); or

                           (iii) either the Company or Parent shall terminate
this Agreement pursuant to Section 9.1(i) in circumstances where the Company Stockholder Approval has not been obtained and prior to the Stockholders' Meeting an Acquisition Proposal is made by any Person and the Company enters into a definitive agreement for or with respect to an Acquisition Proposal within twelve (12) months after termination of this Agreement.


                                  ARTICLE X

                              GENERAL PROVISIONS

                  Section 10.1 Non-Survival of Representations and Warranties. The representations, warranties, covenants and agreements contained herein and in any certificate delivered pursuant hereto by any Person shall terminate at the Effective Time or upon the termination of this Agreement pursuant to Section 9.1, as the case may be, except that this
Section 10.1 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time or after termination of this Agreement, including those contained in Sections 2.7(a), 2.7(b), 2.8(a), 7.5(b), 7.6, 7.8, 7.9, 7.12 and 7.13.

                Section 10.2 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by facsimile (with a confirmatory copy sent by overnight courier), by overnight courier service or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.2):

                  if to Parent or Acquisition Sub:

                           Deere & Company
                           One John Deere Place
                           Moline, Illinois  61265
                        Telecopier No.: (309) 765-5892
                          Attention: General Counsel

                  with a copy to:

                           Skadden, Arps, Slate, Meagher & Flom LLP
                           Four Times Square
                        New York, New York 10036-6522
                        Telecopier No.: (212) 735-2000
                         Attention: David J. Friedman

                  if to the Company:

                      Richton International Corporation
                           767 Fifth Avenue
                           New York, New York 10153
                        Telecopier No.: (212) 751-0397
                         Attention: Fred R. Sullivan

                  with a copy to:

                           Sills Cummis Radin Tischman Epstein & Gross
                           One Riverfront Plaza
                           Newark, New Jersey 07102
                        Telecopier No.: (973) 643-6500
                        Attention: Victor H. Boyajian

                  Section 10.3 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Merger is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Merger be consummated as originally contemplated to the fullest extent possible.

                  Section 10.4 Entire Agreement. This Agreement (including the Exhibits, the Company Disclosure Schedule and the Parent Disclosure Schedule which are hereby incorporated herein and made a part hereof for all purposes as if fully set forth herein), the Voting Agreement, the Consulting Agreement and the Confidentiality Agreement constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof.

                  Section 10.5 Assignment. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, provided that, except as provided herein, no party may assign, delegate or otherwise transfer any of its rights or obligations hereunder, in whole or in part, by operation of law or otherwise by any of the parties, without the consent of the other parties hereto.

                  Section 10.6 Parties in Interest. Except as otherwise provided in this Section 10.6, this Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing herein, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than Sections 2.7(a), 2.7(b), 2.8(a), 7.6 and 7.12(b) (which are intended to be for the benefit of the Persons covered thereby and may be enforced by such Persons).

                  Section 10.7 Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity.

                  Section 10.8 Governing Law. This Agreement shall be governed by, and construed in accordance with the laws of the State of Delaware (regardless of the laws that might otherwise govern under applicable principles of conflicts of law) as to all matters, including but not limited to matters of validity, construction, effect, performance and remedies.

                  Section 10.9  Consent to Jurisdiction.

                  (a) Each of the parties hereto hereby irrevocably submits to the exclusive jurisdiction of the courts of the State of Delaware and the United States District Court for the State of Delaware, for the purpose of any action or proceeding arising out of or relating to this Agreement and each of the parties hereto hereby irrevocably agrees that all claims in respect to such action or proceeding may be heard and determined exclusively in any Delaware state or federal court. Each of the parties hereto hereby agrees that a final judgment in any action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

                  (b) Each of the parties hereto hereby irrevocably consents to the service of the summons and complaint and any other process in any other action or proceeding relating to the transactions contemplated hereby, on behalf of itself or its property, by personal delivery of copies of such process to such party. Nothing in this Section 10.9 shall affect the right of any party to serve legal process in any other manner permitted by law.

                  Section 10.10 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF PARENT OR THE COMPANY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT THEREOF.

                  Section 10.11 Counterparts. This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.



                  IN WITNESS WHEREOF, each of the Company, Parent and Acquisition Sub has caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

                          RICHTON INTERNATIONAL CORPORATION



                          By:     /s/ Fred R. Sullivan
                               -------------------------------------
                                 Name:  Fred R. Sullivan
                                 Title:   Chief Executive Officer

                          DEERE & COMPANY



                          By:    /s/ John J. Jenkins
                               -------------------------------------
                                 Name: John J. Jenkins
                                 Title: President, Commercial and Consumer
                                        Equipment Division

                          GREEN MERGERSUB, INC.



                          By:   /s/ John J. Jenkins
                              --------------------------------------
                                 Name: John J. Jenkins
                                 Title: Vice President